Exhibit 99.4

PART IV

Item 15. Exhibits, Financial Statement Schedules.

(a) Financial Statements and Financial Statement Schedule.

The Reports, Financial Statements and Notes, supplementary financial information and Financial Statement Schedule listed below are included in this Form 8-K, Exhibit 99.4:

We have omitted other information schedules because the information is inapplicable, not required, or in the financial statements or notes.

(b) Exhibits — See Exhibit Index beginning on page 124 of Form 10-K.

We did not file other long-term debt instruments because the total amount of securities authorized under all of these instruments does not exceed ten percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of such instruments to the SEC upon request.

Exhibit 99.4

Management’s Annual Report on Internal Control Over Financial Reporting

Management of Leggett & Platt, Incorporated is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Exchange Act Rule 13a-15(f). Leggett & Platt’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Leggett & Platt;

•
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of Leggett & Platt are being made only in accordance with authorizations of management and directors of Leggett & Platt; and

•
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Leggett & Platt assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of management (including ourselves), we conducted an evaluation of the effectiveness of Leggett & Platt’s internal control over financial reporting, as of December 31, 2016, based on the criteria in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the evaluation under this framework, we concluded that Leggett & Platt’s internal control over financial reporting was effective as of December 31, 2016.

Leggett & Platt’s internal control over financial reporting, as of December 31, 2016, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing on page 3 of this Form 8-K, exhibit 99.4.

/s/ KARL G. GLASSMAN	/s/ MATTHEW C. FLANIGAN
Karl G. Glassman President and Chief Executive Officer	Matthew C. Flanigan Executive Vice President and Chief Financial Officer

February 22, 2017	February 22, 2017

Exhibit 99.4

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Leggett & Platt, Incorporated:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a) present fairly, in all material respects, the financial position of Leggett & Platt, Incorporated and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

St. Louis, Missouri
February 22, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in composition of reportable segments and change in measure of segment profitability discussed in Note E, as to which the date is November 8, 2017.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED

Consolidated Statements of Operations

	Year Ended December 31
(Amounts in millions, except per share data)	2016	2015	2014
Net sales	$3,749.9	$3,917.2	$3,782.3
Cost of goods sold	2,850.7	2,994.0	2,991.9
Gross profit	899.2	923.2	790.4
Selling and administrative expenses	396.8	416.9	449.6
Amortization of intangibles	19.9	20.8	19.7
Goodwill impairment	3.7	4.1	—
Gain on sale of assets and businesses	(37.6)	(.5)	(5.1)
Other (income) expense, net	(5.6)	(4.6)	(5.3)
Earnings from continuing operations before interest and income taxes	522.0	486.5	331.5
Interest expense	38.8	41.1	41.8
Interest income	3.9	4.4	5.8
Earnings from continuing operations before income taxes	487.1	449.8	295.5
Income taxes	120.0	121.8	70.3
Earnings from continuing operations	367.1	328.0	225.2
Earnings (loss) from discontinued operations, net of tax	19.1	1.2	(124.0)
Net earnings	386.2	329.2	101.2
(Earnings) attributable to noncontrolling interest, net of tax	(.4)	(4.1)	(3.2)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$385.8	$325.1	$98.0
Earnings per share from continuing operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$2.66	$2.30	$1.57
Diluted	$2.62	$2.27	$1.55
Earnings (loss) per share from discontinued operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$.14	$.01	$(.88)
Diluted	$.14	$.01	$(.87)
Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$2.80	$2.31	$.69
Diluted	$2.76	$2.28	$.68

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31
(Amounts in millions)	2016	2015	2014
Net earnings	$386.2	$329.2	$101.2
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, including acquisition of non-controlling interest	(33.9)	(92.1)	(71.7)
Cash flow hedges	10.4	(8.1)	3.4
Defined benefit pension plans	.9	11.2	(29.0)
Other comprehensive income (loss)	(22.6)	(89.0)	(97.3)
Comprehensive income	363.6	240.2	3.9
Less: comprehensive (income) attributable to noncontrolling interest	(.3)	(3.6)	(3.0)
Comprehensive income attributable to Leggett & Platt, Inc.	$363.3	$236.6	$0.9

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED
 Consolidated Balance Sheets

	December 31
(Amounts in millions, except per share data)	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$281.9	$253.2
Trade receivables, net	450.8	448.7
Other receivables, net	35.8	71.5
Total receivables, net	486.6	520.2
Inventories
Finished goods	255.7	242.8
Work in process	52.6	42.6
Raw materials and supplies	245.1	241.8
LIFO reserve	(33.8)	(22.6)
Total inventories, net	519.6	504.6
Prepaid expenses and other current assets	36.8	33.2
Total current assets	1,324.9	1,311.2
Property, Plant and Equipment—at cost
Machinery and equipment	1,133.8	1,099.1
Buildings and other	559.4	548.2
Land	37.7	40.0
Total property, plant and equipment	1,730.9	1,687.3
Less accumulated depreciation	1,165.4	1,146.5
Net property, plant and equipment	565.5	540.8
Other Assets
Goodwill	791.3	806.1
Other intangibles, less accumulated amortization of $137.0 and $139.8 at December 31, 2016 and 2015, respectively	164.9	188.4
Sundry	137.5	117.2
Total other assets	1,093.7	1,111.7
TOTAL ASSETS	$2,984.1	$2,963.7
LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$3.6	$3.4
Accounts payable	351.1	307.2
Accrued expenses	257.7	286.7
Other current liabilities	94.2	103.9
Total current liabilities	706.6	701.2
Long-term Liabilities
Long-term debt	956.2	941.5
Other long-term liabilities	173.0	184.7
Deferred income taxes	54.3	38.6
Total long-term liabilities	1,183.5	1,164.8
Commitments and Contingencies
Equity
Capital stock: Preferred stock—authorized, 100.0 shares; none issued; Common stock—authorized, 600.0 shares of $.01 par value; 198.8 shares issued	2.0	2.0
Additional contributed capital	506.2	529.5
Retained earnings	2,410.5	2,209.2
Accumulated other comprehensive income (loss)	(113.6)	(91.1)
Less treasury stock—at cost (65.3 and 63.2 shares at December 31, 2016 and 2015, respectively)	(1,713.5)	(1,564.0)
Total Leggett & Platt, Inc. equity	1,091.6	1,085.6
Noncontrolling interest	2.4	12.1
Total equity	1,094.0	1,097.7
TOTAL LIABILITIES AND EQUITY	$2,984.1	$2,963.7

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED
 Consolidated Statements of Cash Flows

	Year Ended December 31
(Amounts in millions)	2016	2015	2014
Operating Activities
Net earnings	$386.2	$329.2	$101.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	86.8	83.5	89.9
Amortization of intangibles and debt issuance costs	28.6	29.7	28.0
Long-lived asset impairments	.4	2.4	1.3
Goodwill impairment	3.7	4.1	108.0
Provision for losses on accounts and notes receivable	1.6	2.6	4.9
Writedown of inventories	8.9	9.8	10.0
Net (gain) loss from sales of assets and businesses	(38.5)	(3.7)	4.2
Deferred income tax expense (benefit)	17.6	24.1	(39.8)
Stock-based compensation	37.1	45.2	41.6
Tax benefits from stock-based compensation payments (See Note A)	—	(15.7)	(10.6)
Pension expense (benefit), net of contributions	(2.2)	15.6	(1.0)
Other, net	7.3	3.1	(9.4)
Increases/decreases in, excluding effects from acquisitions and divestitures:
Accounts and other receivables	3.4	(16.4)	(97.7)
Inventories	(33.3)	(49.1)	(21.9)
Other current assets	(2.1)	(.4)	1.4
Accounts payable	50.8	(54.3)	47.5
Accrued expenses and other current liabilities	(3.7)	(50.6)	124.3
Net Cash Provided by Operating Activities	552.6	359.1	381.9
Investing Activities
Additions to property, plant and equipment	(124.0)	(103.2)	(94.1)
Purchases of companies, net of cash acquired	(29.5)	(11.1)	(70.4)
Proceeds from sales of assets and businesses	86.1	51.4	76.5
Advance of non-trade note receivable	(24.6)	—	—
Other, net	(10.0)	(6.7)	(14.7)
Net Cash Used for Investing Activities	(102.0)	(69.6)	(102.7)
Financing Activities
Additions to long-term debt	.4	.4	299.3
Payments on long-term debt	(5.4)	(205.0)	(188.1)
Change in commercial paper and short-term debt	11.5	201.3	(24.2)
Dividends paid	(177.4)	(171.6)	(167.5)
Issuances of common stock	4.9	8.3	21.8
Purchases of common stock	(198.0)	(191.5)	(149.7)
Acquisition of noncontrolling interest	(35.2)	—	—
Tax benefits from stock-based compensation payments (See Note A)	—	15.7	10.6
Other, net	(3.0)	(6.8)	(5.8)
Net Cash Used for Financing Activities	(402.2)	(349.2)	(203.6)
Effect of Exchange Rate Changes on Cash	(19.7)	(19.9)	(15.5)
Increase (decrease) in Cash and Cash Equivalents	28.7	(79.6)	60.1
Cash and Cash Equivalents—Beginning of Year	253.2	332.8	272.7
Cash and Cash Equivalents—End of Year	$281.9	$253.2	$332.8
Supplemental Information
Interest paid (net of amounts capitalized)	$37.5	$43.6	$40.1
Income taxes paid	112.3	91.6	84.6
Property, plant and equipment acquired through capital leases	4.7	1.6	3.7
Capital expenditures in accounts payable	5.1	2.5	3.8

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED

Consolidated Statements of Changes in Equity

(Amounts in millions, except per share data)	Common Stock		Additional Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Non-controlling Interest	Total Equity
	Shares	Amount				Shares	Amount
Balance, December 31, 2013	198.8	$2.0	$479.1	$2,136.4	$94.5	(59.4)	$(1,320.7)	$7.9	$1,399.2
Net earnings	—	—	—	101.2	—	—	—	—	101.2
(Earnings) attributable to noncontrolling interest, net of tax	—	—	—	(3.2)	—	—	—	3.2	—
Dividends declared (A)	—	—	4.9	(173.1)	—	—	—	—	(168.2)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(2.5)	(2.5)
Treasury stock purchased	—	—	—	—	—	(5.4)	(183.9)	—	(183.9)
Treasury stock issued	—	—	(16.0)	—	—	3.8	88.0	—	72.0
Foreign currency translation adjustments	—	—	—	—	(71.5)	—	—	(.2)	(71.7)
Cash flow hedges, net of tax	—	—	—	—	3.4	—	—	—	3.4
Defined benefit pension plans, net of tax	—	—	—	—	(29.0)	—	—	—	(29.0)
Stock options and benefit plan transactions, net of tax	—	—	34.4	—	—	—	—	—	34.4
Balance, December 31, 2014	198.8	$2.0	$502.4	$2,061.3	$(2.6)	(61.0)	$(1,416.6)	$8.4	$1,154.9
Net earnings	—	—	—	329.2	—	—	—	—	329.2
(Earnings) attributable to noncontrolling interest, net of tax	—	—	—	(4.1)	—	—	—	4.1	—
Dividends declared (A)	—	—	4.9	(177.2)	—	—	—	—	(172.3)
Treasury stock purchased	—	—	—	—	—	(4.3)	(198.2)	—	(198.2)
Treasury stock issued	—	—	(20.7)	—	—	2.1	50.8	—	30.1
Foreign currency translation adjustments	—	—	—	—	(91.6)	—	—	(.5)	(92.1)
Cash flow hedges, net of tax	—	—	—	—	(8.1)	—	—	—	(8.1)
Defined benefit pension plans, net of tax	—	—	—	—	11.2	—	—	—	11.2
Stock options and benefit plan transactions, net of tax	—	—	42.9	—	—	—	—	—	42.9
Acquisition of noncontrolling interest	—	—	—	—	—	—	—	.1	.1
Balance, December 31, 2015	198.8	$2.0	$529.5	$2,209.2	$(91.1)	(63.2)	$(1,564.0)	$12.1	$1,097.7
Net earnings	—	—	—	386.2	—	—	—	—	386.2
(Earnings) attributable to noncontrolling interest, net of tax	—	—	—	(.4)	—	—	—	.4	—
Dividends declared (A)	—	—	5.1	(184.5)	—	—	—	—	(179.4)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(1.6)	(1.6)
Treasury stock purchased	—	—	—	—	—	(4.5)	(210.9)	—	(210.9)
Treasury stock issued	—	—	(25.4)	—	—	2.4	61.4	—	36.0
Foreign currency translation adjustments	—	—	—	—	(34.8)	—	—	(.1)	(34.9)
Cash flow hedges, net of tax	—	—	—	—	10.4	—	—	—	10.4
Defined benefit pension plans, net of tax	—	—	—	—	.9	—	—	—	.9
Stock options and benefit plan transactions, net of tax	—	—	24.9	—	—	—	—	—	24.9
Acquisition of noncontrolling interest	—	—	(27.9)	—	1.0	—	—	(8.4)	(35.3)
Balance, December 31, 2016	198.8	$2.0	$506.2	$2,410.5	$(113.6)	(65.3)	$(1,713.5)	$2.4	$1,094.0
______________________________

(A) – Cash dividends declared (per share: 2016—$1.34; 2015—$1.26; 2014—$1.22)

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

Leggett & Platt, Incorporated

Notes to Consolidated Financial Statements

(Dollar amounts in millions, except per share data)

December 31, 2016, 2015 and 2014

A—Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Leggett & Platt, Incorporated and its majority-owned subsidiaries (“we” or “our”). Management does not expect foreign exchange restrictions to significantly impact the ultimate realization of amounts consolidated in the accompanying financial statements for subsidiaries located outside the United States. All intercompany transactions and accounts have been eliminated in consolidation.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the accrual and disclosure of loss contingencies.

CASH EQUIVALENTS: Cash equivalents include cash in excess of daily requirements which is invested in various financial instruments with original maturities of three months or less.

TRADE AND OTHER RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS: Trade receivables are recorded at the invoiced amount and generally do not bear interest. Credit is also occasionally extended in the form of a note receivable to facilitate our customers’ operating cycles. Other notes receivable are established in special circumstances, such as in partial payment for the sale of a business or to support other business opportunities. Other notes receivable generally bear interest at market rates commensurate with the corresponding credit risk on the date of origination.

The allowance for doubtful accounts is an estimate of the amount of probable credit losses. Interest income is not recognized for nonperforming accounts that are placed on nonaccrual status. Allowances and nonaccrual status designations are determined by individual account reviews by management, and are based on several factors such as the length of time that receivables are past due, the financial health of the companies involved, industry and macroeconomic considerations, and historical loss experience. Interest income is recorded on the date of cash receipt for nonaccrual status accounts. Account balances are charged against the allowance when it is probable the receivable will not be recovered.

INVENTORIES: All inventories are stated at the lower of cost or net realizable value. We generally use standard costs which include materials, labor and production overhead at normal production capacity. The cost for approximately 50% of our inventories is determined by the last-in, first-out (LIFO) method and is primarily used to value domestic inventories with raw material content consisting of steel, wire, chemicals and foam scrap. For the remainder of the inventories, we principally use the first-in, first-out (FIFO) method, which is representative of our standard costs. For these inventories, the FIFO cost for the periods presented approximated expected replacement cost.

Inventories are reviewed at least quarterly for slow-moving and potentially obsolete items using actual inventory turnover, and if necessary, are written down to estimated net realizable value. We have had no material changes in inventory writedowns or slow-moving and obsolete inventory reserves in any of the years presented.

The following table presents the activity in our LIFO reserve for each of the years ended December 31, 2016 and 2015.

	2016	2015
Balance, beginning of year	$22.6	$73.0
LIFO expense (benefit)	10.5	(46.4)
Allocated to divested businesses	.7	(4.0)
Balance, end of year	$33.8	$22.6

Exhibit 99.4

DIVESTITURES: Significant accounting policies associated with a decision to dispose of a business are discussed below:

Discontinued Operations—In accordance with Accounting Standards Update (ASU) 2014-08 "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity", beginning in 2015, a business is classified as discontinued operations if the disposal represents a strategic shift that will have a major effect on operations or financial results, meets the criteria to be classified as held for sale, or is disposed of by sale or otherwise. For 2014 and previous years, a business was classified as a discontinued operation when (i) the operations and cash flows of the business were clearly distinguished and were eliminated from our ongoing operations; (ii) the business was either disposed of or was classified as held for sale; and (iii) we did not have any significant continuing involvement in the operations of the business after the disposal transactions. Significant judgments are involved in determining whether a business meets the criteria for discontinued operations reporting and the period in which these criteria are met.

If a business is reported as a discontinued operation, the results of operations through the date of sale, including any gain or loss recognized on the disposition, are presented on a separate line of the income statement. Interest on debt directly attributable to the discontinued operation is allocated to discontinued operations. Gains and losses related to the sale of businesses that do not meet the discontinued operation criteria are reported in continuing operations and separately disclosed if significant.

Assets Held for Sale—An asset or business is classified as held for sale when (i) management commits to a plan to sell and it is actively marketed; (ii) it is available for immediate sale and the sale is expected to be completed within one year; and (iii) it is unlikely significant changes to the plan will be made or that the plan will be withdrawn. In isolated instances, assets held for sale may exceed one year due to events or circumstances beyond our control. Upon being classified as held for sale, the recoverability of the carrying value must be assessed. Evaluating the recoverability of the assets of a business classified as held for sale follows a defined order in which property and intangible assets subject to amortization are considered only after the recoverability of goodwill and other assets are assessed. After the valuation process is completed, the assets held for sale are reported at the lower of the carrying value or fair value less cost to sell, and the assets are no longer depreciated or amortized. An impairment charge is recognized if the carrying value exceeds the fair value less cost to sell. The assets and related liabilities are aggregated and reported on separate lines of the balance sheet.

Assets Held for Use—If a decision to dispose of an asset or a business is made and the held for sale criteria are not met, it is considered held for use. Assets of the business are evaluated for recoverability in the following order: (i) assets other than goodwill, property and intangibles; (ii) property and intangibles subject to amortization; and (iii) goodwill. In evaluating the recoverability of property and intangible assets subject to amortization, the carrying value is first compared to the sum of the undiscounted cash flows expected to result from the use and eventual disposition. If the carrying value exceeds the undiscounted expected cash flows, then a fair value analysis is performed. An impairment charge is recognized if the carrying value exceeds the fair value.

LOSS CONTINGENCIES: Loss contingencies are accrued when a loss is probable and reasonably estimable. If a range of outcomes are possible, the most likely outcome is used to accrue these costs. Any insurance recovery is recorded separately if it is determined that a recovery is probable. Legal fees are accrued when incurred.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost, less accumulated depreciation. Assets are depreciated by the straight-line method and salvage value, if any, is assumed to be minimal. The table below presents the depreciation periods of the estimated useful lives of our property, plant and equipment. Accelerated methods are used for tax purposes.

	Useful Life Range	Weighted Average Life
Machinery and equipment	3-20 years	10 years
Buildings	10-40 years	28 years
Other items	3-15 years	8 years

Property is reviewed for recoverability at year end and whenever events or changes in circumstances indicate that its carrying value may not be recoverable as discussed above.

GOODWILL: Goodwill results from the acquisition of existing businesses and is not amortized; it is assessed for impairment annually and as triggering events may occur. We perform our annual review in the second quarter of each year. Our ten reporting units are the business groups one level below the operating segment level for which discrete financial information is available.

Exhibit 99.4

The Company has the option to first assess qualitative factors to determine whether events and circumstances indicate that it is more likely than not that goodwill is impaired. If after such an assessment, with regard to each reporting unit, the Company concludes that the goodwill of a reporting unit is not impaired, then no further action is required (commonly referred to as the Step Zero Analysis approach).

For those reporting units where a significant change or event occurs, and where potential impairment indicators exist (based on the Step Zero Analysis approach), recoverability of goodwill is then evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value.

If the carrying value of the reporting unit exceeds its fair value, the second step of the process is necessary and involves a comparison of the implied fair value and the carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

Fair value of reporting units is determined using a combination of two valuation methods: a market approach and an income approach. Each method is generally given equal weight in determining the fair value assigned to each reporting unit. Absent an indication of fair value from a potential buyer or similar specific transaction, we believe that the use of these two methods provides a reasonable estimate of a reporting unit’s fair value. Assumptions common to both methods are operating plans and economic projections, which are used to project future revenues, earnings, and after-tax cash flows for each reporting unit. These assumptions are applied consistently for both methods.

The market approach estimates fair value by first determining price-to-earnings ratios for comparable publicly-traded companies with similar characteristics of the reporting unit. The price-to-earnings ratio for comparable companies is based upon current enterprise value compared to projected earnings for the next two years. The enterprise value is based upon current market capitalization and includes a control premium. Projected earnings are based upon market analysts’ projections. The earnings ratios are applied to the projected earnings of the comparable reporting unit to estimate fair value. Management believes this approach is appropriate because it provides a fair value estimate using multiples from entities with operations and economic characteristics comparable to our reporting units.

The income approach is based on projected future (debt-free) cash flow that is discounted to present value using factors that consider the timing and risk of future cash flows. Management believes that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance. Discounted cash flow projections are based on 10-year financial forecasts developed from operating plans and economic projections noted above, sales growth, estimates of future expected changes in operating margins, terminal value growth rates, future capital expenditures and changes in working capital requirements. There are inherent assumptions and judgments required in the analysis of goodwill impairment. It is possible that assumptions underlying the impairment analysis will change in such a manner that impairment in value may occur in the future.

OTHER INTANGIBLE ASSETS: Substantially all other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment using a process similar to that used in evaluating the recoverability of property, plant and equipment.

	Useful Life Range	Weighted Average Life
Other intangible assets	1-40 years	15 years

STOCK-BASED COMPENSATION: The cost of employee services received in exchange for all equity awards granted is based on the fair market value of the award as of the grant date. Expense is recognized net of an estimated forfeiture rate using the straight-line method over the vesting period of the award.

SALES RECOGNITION: We recognize sales when title and risk of loss pass to the customer. The terms of our sales are split approximately evenly between FOB shipping point and FOB destination. The timing of our recognition of FOB destination sales is determined based on shipping date and distance to the destination. We have no significant or unusual price protection, right of return or acceptance provisions with our customers. Sales allowances, discounts and rebates can be reasonably estimated throughout the period and are deducted from sales in arriving at net sales.

SHIPPING AND HANDLING FEES AND COSTS: Shipping and handling costs are included as a component of “Cost of goods sold.”

Exhibit 99.4

RESTRUCTURING COSTS: Restructuring costs are items such as employee termination, contract termination, plant closure and asset relocation costs related to exit activities or workforce reductions. Restructuring-related items are inventory writedowns and gains or losses from sales of assets recorded as the result of exit activities. We recognize a liability for costs associated with an exit or disposal activity when the liability is incurred. Certain termination benefits for which employees are required to render service are recognized ratably over the respective future service periods.

INCOME TAXES: The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities and are adjusted for changes in tax rates and laws, as appropriate. A valuation allowance is provided to reduce deferred tax assets when management cannot conclude that it is more likely than not that a tax benefit will be realized. A provision is also made for incremental taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be indefinitely invested.

The calculation of our U.S., state, and foreign tax liabilities involves dealing with uncertainties in the application of complex global tax laws. We recognize potential liabilities for anticipated tax issues which might arise in the U.S. and other tax jurisdictions based on management’s estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. Conversely, if the estimate of tax liabilities proves to be less than the ultimate tax assessment, a further charge to tax expense would result.

CONCENTRATION OF CREDIT RISKS, EXPOSURES AND FINANCIAL INSTRUMENTS: We manufacture, market, and distribute products for the various end markets described in Note E. Our operations are principally located in the United States, although we also have operations in Europe, China, Canada, Mexico and other various countries.

We maintain allowances for potential credit losses. We perform ongoing credit evaluations of our customers’ financial conditions and generally require no collateral from our customers, some of which are highly leveraged. Management also monitors the financial condition and status of other notes receivable. Other notes receivable have historically primarily consisted of notes accepted as partial payment for the divestiture of a business or to support other business opportunities. Some of these companies are highly leveraged and the notes are not fully collateralized.

We have no material guarantees or liabilities for product warranties which require disclosure.

From time to time, we will enter into contracts to hedge foreign currency denominated transactions, and interest rates related to our debt. To minimize the risk of counterparty default, only highly-rated financial institutions that meet certain requirements are used. We do not anticipate that any of the financial institution counterparties will default on their obligations.

The carrying value of cash and short-term financial instruments approximates fair value due to the short maturity of those instruments.

OTHER RISKS: Although we obtain insurance for workers’ compensation, automobile, product and general liability, property loss and medical claims, we have elected to retain a significant portion of expected losses through the use of deductibles. Accrued liabilities include estimates for unpaid reported claims and for claims incurred but not yet reported. Provisions for losses are recorded based upon reasonable estimates of the aggregate liability for claims incurred utilizing our prior experience and information provided by our third-party administrators and insurance carriers.

DERIVATIVE FINANCIAL INSTRUMENTS: We utilize derivative financial instruments to manage market and financial risks related to foreign currency and interest rates. We seek to use derivative contracts that qualify for hedge accounting treatment; however some instruments that economically manage currency risk may not qualify for hedge accounting treatment. It is our policy not to speculate using derivative instruments.

Under hedge accounting, we formally document our hedge relationships, including identification of the hedging instruments and the hedged items, as well as our risk management objectives and strategies for entering into the hedge transaction. The process includes designating derivative instruments as hedges of specific assets, liabilities, firm commitments or forecasted transactions. We also formally assess both at inception and on a quarterly basis thereafter, whether the derivatives used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If it is determined that a derivative ceases to be highly effective, deferred gains or losses are recorded in the Consolidated Statements of Operations.

Exhibit 99.4

On the date the contract is entered into, we designate the derivative as one of the following types of hedging instruments and account for it as follows:

Cash Flow Hedge—The hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability or anticipated transaction is designated as a cash flow hedge. The effective portion of the change in fair value is recorded in accumulated other comprehensive income. When the hedged item impacts the income statement, the gain or loss included in other comprehensive income is reported on the same line of the Consolidated Statements of Operations as the hedged item to match the gain or loss on the derivative to the gain or loss on the hedged item. Any ineffective portion of the changes in the fair value is immediately reported in the Consolidated Statements of Operations on the same line as the hedged item. Settlements associated with the sale or production of product are presented in operating cash flows and settlements associated with debt issuance are presented in financing cash flows.

Fair Value Hedge—The hedge of a recognized asset or liability or an unrecognized firm commitment is designated as a fair value hedge. For fair value hedges, both the effective and ineffective portions of the changes in fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in earnings and reported in the Consolidated Statements of Operations on the same line as the hedged item. Cash flows from settled contracts are presented in the category consistent with the nature of the item being hedged.

FOREIGN CURRENCY TRANSLATION: The functional currency for most foreign operations is the local currency. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income and expense accounts using monthly average exchange rates. The cumulative effects of translating the functional currencies into the U.S. dollar are included in comprehensive income.

RECLASSIFICATIONS: Certain reclassifications have been made to the prior years’ information in the Consolidated Financial Statements and related notes to conform to the 2016 presentation. The first reclassification was a result of changes in our management organizational structure and related internal reporting (See Note E - Segment Information); the final was associated with a balance sheet reclassification for new accounting guidance related to the presentation of debt issuance costs as discussed below.

NEW ACCOUNTING GUIDANCE: The Financial Accounting Standards Board (FASB) regularly issues updates to the FASB Accounting Standards Codification that are communicated through issuance of an Accounting Standards Update (ASU).
Below is a summary of the ASUs, effective for current or future periods, most relevant to our financial statements:

Adopted in 2016:

•	ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting”: Simplifies the financial reporting for share-based compensation. We adopted this guidance in the first quarter of 2016:

◦
All income tax effects of stock-based compensation are now classified within income tax expense, rather than recognizing some of the effects in additional contributed capital.  To the extent tax deductions from stock-based compensation payments differ from the compensation cost recognized for financial reporting purposes, the tax effects are recorded as discrete items in that quarter.

◦	Prospective application was required, and the impact of adopting this new guidance resulted in an additional tax benefit of $18.2 for 2016.

◦
This ASU impacted the calculation of the dilutive effect of stock-based compensation on earnings per share, which resulted in an increase in our average diluted shares outstanding of approximately .5 shares.

◦	The income tax effects are now classified as cash flow from operations, rather than cash flow from financing activities. We have elected to apply this cash flow classification guidance prospectively.

◦	Consistent with our past practice, when shares are withheld from the issuance of stock to fund the payment of the employee’s taxes, the payment is classified as a financing activity.

◦	We have elected to continue to estimate the number of stock-based awards expected to vest, rather than electing to account for forfeitures as they occur.

•
ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs”:  Changes the presentation of long-term debt issuance costs in the financial statements to a reduction of the related liability rather than as a separate asset. We adopted this ASU in the first quarter of 2016 and retrospectively reclassified net deferred loan costs associated with each of our long-term debt issuances from assets to long-term debt on the balance sheet.  The adoption of this ASU did not have a material impact on our financial statements.

Exhibit 99.4

To be adopted in future years:

•
ASU 2016-02 “ Leases”:  Requires that a lessee recognize a right-of-use asset and a lease liability on the balance sheet for most lease arrangements. This ASU will be effective January 1, 2019, and we are assessing all potential impacts of the standard. Currently, we anticipate adopting this standard January 1, 2019. We believe it will increase our assets and liabilities for the addition of right-of-use assets and the corresponding lease liabilities on the balance sheet. We are also evaluating its impact on our statements of operations and cash flows.

•
ASUs 2016-13 “Financial Instruments - Credit Losses”, 2016-15 “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force)”, and 2016-16 “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” are currently being evaluated, however, we do not expect these updates to materially impact our future financial statements.

•
ASU 2014-09 “Revenue from Contracts with Customers”:  Supersedes most of the existing authoritative literature for revenue recognition and prescribes a five-step model for recognizing revenue from contracts with customers. In July 2015, the FASB deferred the effective date of this ASU by one year, which results in the new standard being effective January 1, 2018. In addition, the FASB has issued several amendments to the standard during 2016. This standard permits two transition methods, the full retrospective method or the modified retrospective method. The new standard will also require expanded disclosures pertaining to revenues from contracts with customers in the notes to the financial statements.

We established a cross-functional implementation team in 2014 to assess all potential impacts of this standard We continue to make progress in implementing the new revenue standard and in evaluating its impact on our future financial statements. We have not yet selected a transition method. We will apply the guidance at the new revenue standard’s effective date of January 1, 2018.

The FASB has issued accounting guidance, in addition to the issuance discussed above, effective for current and future periods. This guidance did not have a material impact on our current financial statements, and we do not believe it will have a material impact on our future financial statements.

Exhibit 99.4

B—Discontinued Operations, Assets Held for Sale, and Other Divestitures

Discontinued Operations

During the fourth quarter of 2014, we divested the majority of our Store Fixtures reporting unit, which was previously part of the Furniture Products segment. We sold the final Store Fixtures business in the fourth quarter of 2015. Total consideration for these businesses was approximately $72 during this time period. No significant gains or losses were realized on the sale of these businesses.

The table below includes activity related to discontinued operations for the years presented:

	Year Ended
	2016	2015	2014
Trade sales:
Furniture Products - Store Fixtures	$—	$19.4	$167.4
Earnings (loss):
Furniture Products - Store Fixtures (1)	$.7	$3.4	$(120.9)
Subsequent activity related to divestitures completed prior to 2014 (2)	29.4	(1.5)	(35.4)
Earnings (loss) before interest and income taxes (EBIT)	30.1	1.9	(156.3)
Income tax (expense) benefit (3)	(11.0)	(.7)	32.3
Earnings (loss) from discontinued operations, net of tax	$19.1	$1.2	$(124.0)

(1)	This includes goodwill impairment charges of $108.0 in 2014 as discussed in Note C.

(2)
In 2016, we reached a litigation settlement of our antitrust claims against The Dow Chemical Company by agreeing to release our claims regarding this matter for a net cash payment of approximately $38.0 (pretax, after deducting expenses). Of this amount, $31.4 was associated with our former Prime Foam Products unit (previously part of the Residential Products Segment), which we sold in March 2007. The after-tax income associated with the settlement was approximately $25, of which approximately $20 is reflected in discontinued operations. This matter is now fully resolved. In an unrelated matter, accruals of $2.0, $.7 and $35.3 in 2016, 2015 and 2014, respectively were recorded in discontinued operations for antitrust litigation expense associated with the Prime Foam Products unit as discussed in Note S.

(3)	The 2016 tax expense is primarily related to The Dow Chemical settlement. The 2014 tax benefit is primarily related to the Store Fixtures goodwill impairment and the Prime Foam litigation.
Assets Held for Sale

We had excess real estate considered held for sale of $11.0 and $8.4 at December 31, 2016 and 2015, respectively.

Exhibit 99.4

Other Divestitures

The following businesses were divested during the periods presented, but did not meet the discontinued operations criteria.

	Date	Year Ended
	Divested	2016	2015	2014
Trade Sales:
Residential Products:
Machinery operation	Fourth quarter 2016	3.1	3.7	4.7
Industrial Products:
Wire Products operation	Fourth quarter 2016	$18.5	$20.3	$18.6
Wire Products operation	Second quarter 2016	19.5	49.1	54.9
Steel Tubing business unit	Fourth quarter 2015	—	88.9	94.3
Specialized Products:
Commercial Vehicle Products (CVP) operation	Second quarter 2016	15.3	27.5	26.6
CVP operation	Fourth quarter 2015	—	9.3	17.3
Total Trade Sales		$56.4	$198.8	$216.4
EBIT:
Residential Products:
Machinery operation	Fourth quarter 2016	(.3)	.1	.1
Industrial Products:
Wire Products operation	Fourth quarter 2016	$.5	$2.3	$2.4
Wire Products operation	Second quarter 2016	1.3	.7	.4
Steel Tubing business unit	Fourth quarter 2015	—	.2	(1.8)
Specialized Products:
CVP operation	Second quarter 2016	2.8	3.9	4.0
CVP operation	Fourth quarter 2015	—	(.6)	(1.5)
Total EBIT		$4.3	$6.6	$3.6

We realized a gain of $21.2 related to the sale of the Wire Products operations in 2016 and a gain of $11.2 related to the sale of a CVP operation in the second quarter of 2016. No material gains or losses were realized on the sale of other businesses.

Exhibit 99.4

C—Impairment Charges

Pre-tax impact of impairment charges is summarized in the following table.

Other long-lived asset impairments are reported in "Other (income) expense, net." Charges associated with discontinued operations are reported on the Statements of Operations in “Earnings (loss) from discontinued operations, net of tax.”

	Year Ended
		2016			2015			2014
	Goodwill Impairment	Other Long-Lived Asset Impairments	Total Impairments	Goodwill Impairment	Other Long-Lived Asset Impairments	Total Impairments	Goodwill Impairment	Other Long-Lived Asset Impairments	Total Impairments
Continuing operations:
Residential Products	$—	$.4	$.4	$—	$.7	$.7	$—	$1.2	$1.2
Industrial Products - Steel Tubing	—	—	—	4.1	1.4	5.5	—	—	—
Specialized Products:
CVP unit	3.7	—	3.7	—	.1	.1	—	—	—
Other	—	—	—	—	—	—	—	.1	.1
Total continuing operations	3.7	.4	4.1	4.1	2.2	6.3	—	1.3	1.3
Discontinued operations:
Furniture Products - Store Fixtures	—	—	—	—	—	—	108.0	—	108.0
Other	—	—	—	—	.2	.2	—	—	—
Total discontinued operations	—	—	—	—	.2	.2	108.0	—	108.0
Total impairment charges	$3.7	$.4	$4.1	$4.1	$2.4	$6.5	$108.0	$1.3	$109.3

Other Long-Lived Assets

As discussed in Note A, we test other long-lived assets for recoverability at year end and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Fair value and the resulting impairment charges noted above were based primarily upon offers from potential buyers or third party estimates of fair value less selling costs.

Goodwill

As discussed in Note A, goodwill is required to be tested for impairment at the reporting unit level at least once a year and as triggering events may occur. We perform our annual goodwill impairment review in the second quarter of each year.

2016 Goodwill Impairment Review

Because all reporting unit fair values exceeded their respective carrying values by more than 55% (as a percent of fair value) during the 2015 review, we performed a qualitative assessment (Step Zero Analysis) for our annual goodwill impairment review in the second quarter of 2016. Among other things, we considered i) the excess in fair value of the reporting unit over its carrying amount from the most recent quantitative analysis, ii) macroeconomic conditions, iii) industry and market trends, and iv) overall financial performance.

Based on the Step Zero Analysis we concluded that it is more likely than not that the fair value of the reporting units exceeded their carrying amount, except for our CVP reporting unit.

With regard to our CVP reporting unit, in the second quarter of 2016 we sold one of our two remaining businesses. Additionally, real estate associated with the remaining CVP business reached held for sale status during the second quarter of 2016. As a result of these two events, the fair value of the CVP reporting unit (consisting of one remaining business) had fallen below its carrying amount, and we fully impaired the remaining $3.7 of goodwill for this reporting unit.

Exhibit 99.4

2015 Goodwill Impairment Review

The 2015 goodwill impairment review indicated no goodwill impairments.

The Steel Tubing unit met the held for sale criteria during the first quarter of 2015. Because fair value less costs to sell had fallen below recorded book value, we fully impaired this unit's goodwill and incurred a $4.1 goodwill impairment charge in the first quarter of 2015.

The fair values of reporting units in relation to their respective carrying values and significant assumptions used in the second quarter 2015 review are presented in the table below.

Excess of Fair Value over Carrying Value as a Percentage of Fair Value	December 31, 2015 Goodwill Value	10-year Compound Annual Growth Rate Range for Sales	Terminal Values Long- term Growth Rate for Debt-Free Cash Flow	Discount Rate Ranges
< 25%	$—	—%	—%	—%
25-49%	—	—%	—%	—%
50% - 74%	588.7	.6% - 7.0%	3.0%	8.0% - 12.5%
75%+	217.4	3.1% - 10.9%	3.0%	8.0% - 9.0%
	$806.1	.6% - 10.9%	3.0%	8.0% - 12.5%

2014 Goodwill Impairment Review

After completing our annual goodwill impairment review in June 2014, we concluded that a goodwill impairment charge was required for one reporting unit, Store Fixtures which was recorded as discontinued operations, and was previously part of the Furniture Products segment. This resulted in a $108.0 goodwill impairment and reflected the complete impairment of all goodwill associated with the Store Fixtures reporting unit. As discussed in Note B, the majority of the Store Fixtures business was divested in November 2014, and the remainder in the fourth quarter 2015.

Exhibit 99.4

D—Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill are as follows:

	Residential Products	Industrial Products	Furniture Products	Specialized Products	Total
Net goodwill as of January 1, 2015	$359.8	$81.0	$187.2	$201.4	$829.4
Additions for current year acquisitions	—	—	7.9	—	7.9
Adjustments to prior year acquisitions	1.1	—	—	—	1.1
Reductions for sale of business	—	—	—	(.4)	(.4)
Impairment charge (1)	—	(4.1)	—	—	(4.1)
Foreign currency translation adjustment	(9.7)	(.2)	(5.1)	(12.8)	(27.8)
Net goodwill as of December 31, 2015	351.2	76.7	190.0	188.2	806.1
Additions for current year acquisitions	4.9	—	—	3.8	8.7
Adjustments to prior year acquisitions	—	—	.1	—	.1
Reductions for sale of business	(.1)	(4.3)	—	(8.8)	(13.2)
Impairment charge (2)	—	—	—	(3.7)	(3.7)
Foreign currency translation adjustment	(3.2)	(.5)	(2.2)	(.8)	(6.7)
Net goodwill as of December 31, 2016	$352.8	$71.9	$187.9	$178.7	$791.3

Net goodwill as of December 31, 2016 is comprised of:
Gross goodwill	$352.8	$76.0	$438.5	$245.4	$1,112.7
Accumulated impairment losses	—	(4.1)	(250.6)	(66.7)	(321.4)
Net goodwill as of December 31, 2016	$352.8	$71.9	$187.9	$178.7	$791.3

(1) We recorded a goodwill impairment charge related to the Steel Tubing unit as outlined in Note C.
(2) We recorded a goodwill impairment charge related to the Commercial Vehicle Products unit as outlined in Note C.

Exhibit 99.4

The gross carrying amount and accumulated amortization by intangible asset class and intangible assets acquired during the period presented included in "Other intangibles" on the Consolidated Balance Sheets are as follows:

	Debt Issue Costs	Patents and Trademarks	Non-compete Agreements	Customer- Related Intangibles	Supply Agreements and Other	Total
2016
Gross carrying amount	$3.1	$58.0	$13.9	$200.9	$26.0	$301.9
Accumulated amortization	1.6	30.8	4.4	87.9	12.3	137.0
Net other intangibles as of December 31, 2016	$1.5	$27.2	$9.5	$113.0	$13.7	$164.9

Acquired during 2016:
Acquired related to business acquisitions	$—	$1.9	$2.8	$7.6	$—	$12.3
Acquired outside business acquisitions	.9	2.4	—	—	2.1	5.4
Total acquired in 2016	$.9	$4.3	$2.8	$7.6	$2.1	$17.7

Weighted average amortization period in years for items acquired in 2016	5.0	9.6	5.2	12.0	3.5	9.0

2015
Gross carrying amount	$2.2	$60.4	$11.5	$224.4	$29.7	$328.2
Accumulated amortization	1.3	31.4	2.8	90.9	13.4	139.8
Net other intangibles as of December 31, 2015	$.9	$29.0	$8.7	$133.5	$16.3	$188.4

Acquired during 2015:
Acquired related to business acquisitions	$—	$4.6	$5.1	$5.2	$—	$14.9
Acquired outside business acquisitions	—	1.8	—	—	1.1	2.9
Total acquired in 2015	$—	$6.4	$5.1	$5.2	$1.1	$17.8

Weighted average amortization period in years for items acquired in 2015	0.0	5.2	10.0	19.0	3.9	10.5

Estimated amortization expense for items included in our December 31, 2016 balance sheet in each of the next five years is as follows:

Year ended December 31
2017	$22
2018	20
2019	19
2020	17
2021	12

Exhibit 99.4

E—Segment Information

Our reportable segments are the same as our operating segments, which also correspond with our management structure. In conjunction with a change in executive officers, our management structure and all related internal reporting changed as of January 1, 2017. As a result, the composition of our four segments also changed to reflect the new structure.
The new structure is largely the same as prior years except the Home Furniture Group moved from Residential Products to Furniture Products (formerly Commercial Products) and the Machinery Group moved from Specialized Products to Residential Products. In addition, the changes in LIFO reserve will now be recognized within the segments to which they relate (primarily Industrial Products). Previously segment EBIT (Earnings Before Interest and Taxes) reflected the FIFO basis of accounting for certain inventories and an adjustment to the LIFO basis for these inventories was made at the consolidated financial statement level. These changes were retrospectively applied to all prior periods presented. The methods and assumptions that we use in estimating our LIFO reserve did not change (See Note A - Summary of Significant Accounting Policies).

We have four operating segments that supply a wide range of products:

•
Residential Products: This segment supplies a variety of components and machinery used by bedding manufacturers in the production and assembly of their finished products. We also produce or distribute carpet cushion, fabric, and geo components.

•
Industrial Products: These operations primarily supply steel rod and drawn steel wire to our other operations and to external customers. Our customers use this wire to make bedding, mechanical springs, and many other end products.

•
Furniture Products: Operations in this segment supply a wide range of components for residential and work furniture manufacturers, as well as select lines of private-label finished furniture, adjustable bed bases, fashion beds, and bed frames.

•
Specialized Products: From this segment we supply mechanical and pneumatic lumbar support systems, seat suspension systems, motors and actuators, and control cables used by automotive manufacturers. We also produce and distribute titanium and nickel tubing and tube assemblies for the aerospace industry.

Each reportable segment has an executive vice president that reports to the chief executive officer, who is the chief operating decision maker (CODM). The operating results and financial information reported through the segment structure are regularly reviewed and used by the CODM to evaluate segment performance, allocate overall resources and determine management incentive compensation.

Separately, we also utilize a role-based approach (Grow, Core, Fix or Divest) as a supplemental management tool to ensure capital (which is a subset of the overall resources referred to above) is efficiently allocated within the reportable segment structure.
The accounting principles used in the preparation of the segment information are the same as those used for the consolidated financial statements. We evaluate performance based on EBIT. Intersegment sales are made primarily at prices that approximate market-based selling prices. Centrally incurred costs are allocated to the segments based on estimates of services used by the segment. Certain of our general and administrative costs and miscellaneous corporate income and expenses are allocated to the segments based on sales or other appropriate metrics. These allocated corporate costs include depreciation and other costs and income related to assets that are not allocated or otherwise included in the segment assets.

Exhibit 99.4

A summary of segment results for the periods presented are as follows:

	Year Ended December 31
	Trade Sales	Inter- Segment Sales	Total Sales	EBIT
2016
Residential Products	$1,571.4	$17.2	$1,588.6	$167.5
Industrial Products	289.4	293.1	582.5	65.3
Furniture Products	989.3	59.3	1,048.6	106.6
Specialized Products	899.8	6.5	906.3	181.4
Intersegment eliminations and other				1.2
	$3,749.9	$376.1	$4,126.0	$522.0
2015
Residential Products	$1,666.1	$21.9	$1,688.0	$154.7
Industrial Products	427.6	349.0	776.6	76.8
Furniture Products	982.7	89.1	1,071.8	118.1
Specialized Products	840.8	6.4	847.2	150.2
Intersegment eliminations and other (1)				(13.3)
	$3,917.2	$466.4	$4,383.6	$486.5
2014
Residential Products	$1,574.2	$21.2	$1,595.4	$88.4
Industrial Products	492.0	321.3	813.3	44.0
Furniture Products	903.3	49.3	952.6	82.0
Specialized Products	812.8	4.2	817.0	119.5
Intersegment eliminations and other				(2.4)
	$3,782.3	$396.0	$4,178.3	$331.5

(1) - Intersegment eliminations and other includes $12.1 of a lump-sum pension settlement (See Note L).

Exhibit 99.4

Average assets for our segments are shown in the table below and reflect the basis for return measures used by management to evaluate segment performance. These segment totals include working capital (all current assets and current liabilities) plus net property, plant and equipment. Segment assets for all years are reflected at their estimated average for the year. Acquired companies’ long-lived assets as disclosed below include property, plant and equipment and other long-term assets.

	Year Ended December 31
	Assets	Additions to Property, Plant and Equipment	Acquired Companies’ Long-Lived Assets	Depreciation And Amortization
2016
Residential Products	$527.2	$32.4	$11.2	$42.9
Industrial Products	147.4	10.1	—	11.8
Furniture Products	219.4	16.6	—	14.4
Specialized Products	248.7	42.2	13.7	29.7
Other (1)	.2	—	—	—
Average current liabilities included in segment numbers above	495.9	—	—	—
Unallocated assets (2)	1,378.3	22.7	—	16.6
Difference between average assets and year-end balance sheet	(33.0)	—	—	—
	$2,984.1	$124.0	$24.9	$115.4
2015
Residential Products	$548.2	$36.1	$.2	$42.5
Industrial Products	186.7	12.5	—	14.2
Furniture Products	212.0	13.9	25.4	13.7
Specialized Products	230.1	31.1	—	28.2
Other (1)	6.3	—	—	.1
Average current liabilities included in segment numbers above	516.6	—	—	—
Unallocated assets (2)	1,387.0	9.6	—	14.5
Difference between average assets and year-end balance sheet	(123.2)	—	—	—
	$2,963.7	$103.2	$25.6	$113.2
2014
Residential Products	$518.7	$42.1	$47.3	$42.7
Industrial Products	202.6	13.6	—	14.0
Furniture Products	195.5	10.2	13.5	13.7
Specialized Products	229.6	25.2	—	28.6
Other (1)	68.0	1.4	—	2.9
Average current liabilities included in segment numbers above	520.8	—	—	—
Unallocated assets (2)	1,465.7	1.6	—	16.0
Difference between average assets and year-end balance sheet	(65.0)	—	—	—
	$3,135.9	$94.1	$60.8	$117.9

(1)	Businesses sold or classified as discontinued operations during the years presented.

(2)
Unallocated assets consist primarily of goodwill, other intangibles, cash and deferred tax assets. Unallocated depreciation and amortization consists primarily of depreciation of non-operating assets and amortization of debt issue costs.

Exhibit 99.4

Revenues from trade customers, by product line, are as follows:

	Year Ended December 31
	2016	2015	2014
Residential Products
Bedding group	$831.8	$918.3	$833.4
Fabric & Carpet Cushion group	666.8	675.0	672.3
Machinery group	72.8	72.8	68.5
	1,571.4	1,666.1	1,574.2
Industrial Products
Wire group (1)	289.4	338.6	397.6
Steel Tubing group (1)	—	89.0	94.4
	289.4	427.6	492.0

Furniture Products
Home Furniture group	413.3	442.9	431.7
Consumer Products group	327.2	305.6	277.3
Work Furniture group	248.8	234.2	194.3
	989.3	982.7	903.3
Specialized Products
Automotive group	695.0	621.9	589.4
Aerospace Products group	129.7	123.2	123.9
Commercial Vehicle Products group (1)	75.1	95.7	99.5
	899.8	840.8	812.8
	$3,749.9	$3,917.2	$3,782.3

(1) Certain operations in the Wire and CVP groups were sold in 2016. The Steel Tubing group was sold in 2015. See Note B.

Trade sales and tangible long-lived assets are presented below, based on the geography of manufacture.

	Year Ended December 31
	2016	2015	2014
Trade sales
United States	$2,467.4	$2,703.7	$2,599.0
Europe	445.2	426.8	422.7
China	420.0	392.0	390.0
Canada	215.1	203.1	206.5
Mexico	132.8	117.3	90.1
Other	69.4	74.3	74.0
	$3,749.9	$3,917.2	$3,782.3
Tangible long-lived assets
United States	$342.8	$336.8	$331.8
Europe	128.6	123.6	129.6
China	45.5	41.8	40.5
Canada	29.6	23.0	25.6
Mexico	6.3	7.6	9.8
Other	12.7	8.0	11.5
	$565.5	$540.8	$548.8

Exhibit 99.4

F—Earnings Per Share

Basic and diluted earnings per share were calculated as follows:

	Year Ended December 31
	2016	2015	2014
Earnings:
Earnings from continuing operations	$367.1	$328.0	$225.2
(Earnings) attributable to noncontrolling interest, net of tax	(.4)	(4.1)	(3.2)
Net earnings from continuing operations attributable to Leggett & Platt common shareholders	366.7	323.9	222.0
Earnings (loss) from discontinued operations, net of tax	19.1	1.2	(124.0)
Net earnings attributable to Leggett & Platt common shareholders	$385.8	$325.1	$98.0

Weighted average number of shares (in millions):
Weighted average number of common shares used in basic EPS	137.9	140.9	141.4
Dilutive effect of equity-based compensation	2.1	2.0	1.8
Weighted average number of common shares and dilutive potential common shares used in diluted EPS	140.0	142.9	143.2

Basic and Diluted EPS:
Basic EPS attributable to Leggett & Platt common shareholders
Continuing operations	$2.66	$2.30	$1.57
Discontinued operations	.14	.01	(.88)
Basic EPS attributable to Leggett & Platt common shareholders	$2.80	$2.31	$.69
Diluted EPS attributable to Leggett & Platt common shareholders
Continuing operations	$2.62	$2.27	$1.55
Discontinued operations	.14	.01	(.87)
Diluted EPS attributable to Leggett & Platt common shareholders	$2.76	$2.28	$.68

Other information:
Anti-dilutive shares excluded from diluted EPS computation	—	—	—

Exhibit 99.4

G—Accounts and Other Receivables

Accounts and other receivables at December 31 consisted of the following:

	2016		2015
	Current	Long-term	Current	Long-term
Trade accounts receivable	$456.5	$—	$457.5	$—
Trade notes receivable	1.5	.7	.5	.6
Total trade receivables	458.0	.7	458.0	.6
Other notes receivable	—	24.6	—	.4
Income tax receivables	9.1	—	32.6	—
Other receivables	26.7	—	38.9	—
Subtotal other receivables	35.8	24.6	71.5	.4
Total trade and other receivables	493.8	25.3	529.5	1.0
Allowance for doubtful accounts:
Trade accounts receivable	(7.1)	—	(9.2)	—
Trade notes receivable	(.1)	(.2)	(.1)	(.2)
Total trade receivables	(7.2)	(.2)	(9.3)	(.2)
Other notes receivable	—	—	—	(.4)
Total allowance for doubtful accounts	(7.2)	(.2)	(9.3)	(.6)
Total net receivables	$486.6	$25.1	$520.2	$.4

Notes that were past due more than 90 days or had been placed on non-accrual status were not significant for the periods presented.

Activity related to the allowance for doubtful accounts is reflected below:

	Balance at December 31, 2014	Add: 2015 Charges	Less: 2015 Charge-offs, Net of Recoveries	Balance at December 31, 2015	Add: 2016 Charges	Less: 2016 Charge-offs, Net of Recoveries	Balance at December 31, 2016
Trade accounts receivable	$14.7	$2.3	$7.8	$9.2	$1.8	$3.9	$7.1
Trade notes receivable	2.1	.3	2.1	.3	(.2)	(.2)	.3
Total trade receivables	16.8	2.6	9.9	9.5	1.6	3.7	7.4
Other notes receivable	.4	—	—	.4	—	.4	—
Total allowance for doubtful accounts	$17.2	$2.6	$9.9	$9.9	$1.6	$4.1	$7.4

Exhibit 99.4

H—Supplemental Balance Sheet Information

Additional supplemental balance sheet details at December 31 consisted of the following:

	2016	2015
Sundry assets
Deferred taxes (see Note M)	$23.9	$33.3
Assets held for sale (see Note B)	11.0	8.4
Diversified investments associated with stock-based compensation plans (see Note K)	25.0	20.5
Investment in associated companies	7.1	7.1
Pension plan assets (see Note L)	1.1	1.3
Brazilian VAT deposits (see Note S)	12.5	10.3
Net long-term notes receivable	25.1	.4
Other	31.8	35.9
	$137.5	$117.2
Accrued expenses
Litigation contingency accruals (see Note S)	$3.2	$8.1
Wages and commissions payable	76.8	75.1
Workers’ compensation, auto and product liability, medical and disability	48.7	53.9
Sales promotions	35.2	35.1
Liabilities associated with stock-based compensation plans (see Note K)	19.0	29.8
Accrued interest	8.8	8.6
General taxes, excluding income taxes	16.0	16.6
Environmental reserves	3.5	4.2
Other	46.5	55.3
	$257.7	$286.7
Other current liabilities
Dividends payable	$45.4	$43.5
Customer deposits	14.4	12.6
Sales tax payable	5.2	7.3
Derivative financial instruments (see Note R)	4.1	12.2
Liabilities associated with stock-based compensation plans (see Note K)	1.8	1.5
Outstanding checks in excess of book balances	17.8	20.7
Other	5.5	6.1
	$94.2	$103.9
Other long-term liabilities
Liability for pension benefits (see Note L)	$79.6	$83.7
Liabilities associated with stock-based compensation plans (see Note K)	31.2	30.9
Net reserves for tax contingencies	15.1	19.9
Deferred compensation (see Note K)	18.0	17.9
Other	29.1	32.3
	$173.0	$184.7

Exhibit 99.4

I—Long-Term Debt

Long-term debt, interest rates and due dates at December 31 are as follows:

	2016			2015
	Year-end Interest Rate	Due Date Through	Balance	Year-end Interest Rate	Due Date Through	Balance
Term notes	3.8%	2024	$745.3	3.8%	2024	$744.4
Industrial development bonds, principally variable interest rates	.9%	2030	12.5	.3%	2030	14.8
Commercial paper	(1)	2021	195.9	(1)	2019	181.5
Capitalized leases (primarily machinery, vehicle and office equipment)			5.7			4.2
Other, partially secured			.4			—
			959.8			944.9
Less current maturities			3.6			3.4
			$956.2			$941.5

(1) The weighted average interest rate on the balance of commercial paper outstanding at December 31, 2016 and 2015 was 1.0% and .5%, respectively. The weighted average interest rate for the net commercial paper activity during the years ended December 31, 2016 and 2015 was .8% and .5%, respectively.

Maturities of long-term debt, including unamortized premium, discount and deferred loan costs are as follows:

Year ended December 31
2017	$3.6
2018	153.0
2019	.7
2020	—
2021	195.2
Thereafter	607.3
$959.8

During the year ended December 31, 2015 we repaid $200 of 5.00% notes.

We can raise cash by issuing up to $750 of commercial paper through a program that is backed by a $750 revolving credit facility with a syndicate of 14 lenders. This facilty expires in 2021. The credit facility allows us to issue total letters of credit up to $250. When we issue letters of credit in this manner, our capacity under the facility, and consequently, our ability to issue commercial paper, is reduced by a corresponding amount. We had no outstanding letters of credit under the facility at year end for the periods presented.

Amounts outstanding at December 31 related to our commercial paper program were:

	2016	2015
Total program authorized	$750.0	$600.0

Commercial paper outstanding (classified as long-term debt)	(195.9)	(181.5)
Letters of credit issued under the credit facility	—	—
Total program usage	(195.9)	(181.5)
Total program available	$554.1	$418.5

Exhibit 99.4

  The revolving credit facility and certain other long-term debt contain restrictive covenants which, among other things, limit a) the total amount of indebtedness to 65% of our total capitalization (each as defined in the revolving credit facility), b) the amount of total secured debt to 15% of our total consolidated assets, and c) the amount of assets sold, transferred or disposed of in any trailing four quarter period to 40% of total consolidated assets. We have remained well within compliance with all such covenants.

We may elect one of four types of borrowing under the revolving credit facility, which determines the rate of interest to be paid on the outstanding principal balance. The interest rate would be commensurate with the currency borrowed and the term of the borrowing, as well as either i.) a competitive variable or fixed rate, or ii.) various published rates plus a pre-defined spread.

We are required to periodically pay accrued interest on any outstanding principal balance under the revolving credit facility at different time intervals based upon the elected interest rate and the elected interest period. Any outstanding principal under this facility will be due upon the maturity date. We may also terminate or reduce the lending commitments under this facility, in whole or in part, upon three business days’ notice.

J—Lease Obligations

We lease certain operating facilities, most of our automotive and trucking equipment and various other assets. Lease terms, including purchase options, renewals and maintenance costs, vary by lease.

Total rental expense for the periods presented was as follows:

	2016	2015	2014
Continuing operations	$51.2	$51.4	$48.9
Discontinued operations	$—	$.5	$2.1

Future minimum rental commitments for all long-term non-cancelable operating leases are as follows:

Year ended December 31
2017	$33.6
2018	27.3
2019	20.1
2020	16.2
2021	12.2
Thereafter	23.4
$132.8

The above lease obligations expire at various dates through 2025. Aggregate rental commitments above include renewal amounts where it is our intention to renew the lease.

K—Stock-Based Compensation

We use various forms of share-based compensation which are summarized below. One stock unit is equivalent to one common share for accounting and earnings per share purposes. Shares are issued from treasury for the majority of our stock plans’ activity. All share information is presented in millions.

Stock options and stock units are granted pursuant to our Flexible Stock Plan (the "Plan"). On May 10, 2012, the Plan changed the way awards granted are charged against the number of available shares. Under the 2012 Plan modification, each option counts as one share against the shares available under the Plan, but each share granted for any other awards will count as three shares against the Plan.

Exhibit 99.4

At December 31, 2016, the following common shares were authorized for issuance under the Plan:

	Shares Available for Issuance	Maximum Number of Authorized Shares
Unexercised options	2.3	2.3
Outstanding stock units—vested	3.7	7.2
Outstanding stock units—unvested	1.3	3.7
Available for grant	10.5	10.5
Authorized for issuance at December 31, 2016	17.8	23.7

The following table recaps the impact of stock-based compensation (including discontinued operations) on the results of operations for each of the periods presented:

	Year Ended December 31
	2016		2015		2014
	To Be Settled With Stock	To Be Settled In Cash	To Be Settled With Stock	To Be Settled In Cash	To Be Settled With Stock	To Be Settled In Cash
Options (1):
Amortization of the grant date fair value	$1.0	$—	$.2	$—	$.6	$—
Cash payments in lieu of options	—	1.0	—	1.0	—	.8
Stock-based retirement plans contributions (2)	6.7	1.3	7.0	1.3	6.1	1.4
Discounts on various stock awards:
Deferred Stock Compensation Program (1)	2.0	—	1.9	—	2.2	—
Stock-based retirement plans (2)	1.5	—	1.4	—	1.9	—
Discount Stock Plan (6)	1.0	—	1.0	—	1.0	—
Performance Stock Unit awards (3)	4.8	6.5	8.3	10.6	6.4	13.9
Restricted Stock Units awards (4)	2.8	—	3.5	—	3.4	—
Profitable Growth Incentive awards (5)	1.4	1.0	6.0	5.9	4.4	4.4
Other, primarily non-employee directors restricted stock	1.0	—	1.2	—	1.3	—
Total stock-based compensation expense	22.2	$9.8	30.5	$18.8	27.3	$20.5
Employee contributions for above stock plans	14.9		14.7		14.3
Total stock-based compensation	$37.1		$45.2		$41.6

Tax benefits on stock-based compensation expense	$8.1		$11.6		$10.4
Tax benefits on stock-based compensation payments (See Note A - Accounting Standards Update)	18.2		—		—
Total tax benefits associated with stock-based compensation	$26.3		$11.6		$10.4

Exhibit 99.4

The following table recaps the impact of stock-based compensation on assets and liabilities for each of the periods presented:

	2016			2015
	Current	Long-term	Total	Current	Long-term	Total
Assets:
Diversified investments associated with the stock-based retirement plans (2)	$1.8	$25.0	$26.8	$1.5	$20.5	$22.0

Liabilities:
Stock-based retirement plans (2)	$1.8	$23.8	$25.6	$1.5	$20.7	$22.2
Performance Stock Unit award (3)	9.7	5.6	15.3	8.5	8.8	17.3
Profitable Growth Incentive award (5)	1.6	1.8	3.4	13.3	1.4	14.7
Other - primarily timing differences between employee withholdings and related employer contributions to be submitted to various plans' trust accounts	7.7	—	7.7	8.0	—	8.0
Total liabilities associated with stock-based compensation	$20.8	$31.2	$52.0	$31.3	$30.9	$62.2

(1) Stock Option Grants

We have historically granted stock options in the following areas:

•	On a discretionary basis to a broad group of employees

•	In conjunction with our Deferred Compensation Program

•	As compensation of outside directors

Options granted to a broad group of employees on a discretionary basis

Options are now offered only in conjunction with the Deferred Compensation Program discussed below, and for a few key executive awards. Prior to 2013, we granted stock options annually on a discretionary basis to a broad group of employees. Options generally become exercisable in one-third increments at 18 months, 30 months and 42 months after the date of grant. Options have a maximum term of ten years and the exercise prices are equal to Leggett’s closing stock price on the grant date.

Grant date fair values are calculated using the Black-Scholes option pricing model and are amortized by the straight-line method over the options’ total vesting period, except for employees who are retirement eligible. Expense for employees who are retirement eligible is recognized immediately. A person is retirement eligible if the employee is age 65, or age 55 with 20 years of Company service.
Deferred Compensation Program

We offer a Deferred Compensation Program under which key managers and outside directors may elect to receive stock options, stock units or interest-bearing cash deferrals in lieu of cash compensation:

•
Stock options under this program are granted on the last business day of the year prior to the year the compensation is earned. The number of options granted equals the deferred compensation times five, divided by the stock’s market price on the date of grant. The option has a 10-year term. It vests as the associated compensation is earned and becomes exercisable beginning 15 months after the grant date. Stock is issued when the option is exercised.

•
Deferred stock units (DSU) under this program are acquired every two weeks (when the compensation would have otherwise been paid) at a 20% discount to the market price of our common stock on each acquisition date, and they vest immediately. Expense is recorded as the compensation is earned. Stock units earn dividends at the same rate as cash dividends paid on our common stock. These dividends are used to acquire stock units at a 20% discount. Stock units are

Exhibit 99.4

converted to common stock and distributed in accordance with the participant’s pre-set election. However, stock units may be settled in cash at our discretion. Participants must begin receiving distributions no later than ten years after the effective date of the deferral and installment distributions cannot exceed ten years.

•	Interest-bearing cash deferrals under this program are reported in Other long-term liabilities on the balance sheet and are disclosed in Note H.

	Options	Units	Cash
Aggregate amount of compensation deferred during 2016	$.2	$8.3	$1.1

STOCK OPTIONS SUMMARY

Stock option information for the plans discussed above for the periods presented is as follows:

	Employee Stock Options	Deferred Compensation Options	Other-Primarily Outside Directors' Options**	Total Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2015	2.9	.2	—	3.1	$21.30
Granted	.1	—	—	.1	43.77
Exercised *	(.9)	—	—	(.9)	19.80
Outstanding at December 31, 2016	2.1	.2	—	2.3	$23.13	4.1	$58.9
Vested or expected to vest				2.3	$23.13	4.1	$58.9
Exercisable (vested) at December 31, 2016				2.1	$21.22	3.6	$57.8

*
Prior to 2005, we granted options with a below market exercise price under the terms of our Deferred Compensation Program. In 2005, we amended the Program to provide only “at market” stock options. During 2016, there were no significant options exercised at a below market exercise price, and less than .1 of these options remain outstanding at December 31, 2016.

**	A small amount of options related to this plan (less than .1) were outstanding at December 31, 2016.

Additional information related to stock option activity for the periods presented is as follows:

	Year Ended December 31
	2016	2015	2014
Total intrinsic value of stock options exercised	$27.7	$17.1	$35.2
Cash received from stock options exercised	4.9	8.3	21.8
Total fair value of stock options vested	.1	1.3	2.9

The following table summarizes fair values calculated (and assumptions utilized) using the Black-Scholes option pricing model.

	Year Ended December 31
	2016	2015	2014
Aggregate grant date fair value	$1.4	$.9	$.1
Weighted-average per share grant date fair value	$10.79	$10.06	$7.30
Risk-free interest rate	2.2%	2.1%	2.1%
Expected life in years	7.9	7.5	6.0
Expected volatility (over expected life)	30.0%	30.5%	35.1%
Expected dividend yield (over expected life)	3.0%	3.0%	3.9%

The risk-free rate is determined based on U.S. Treasury yields in effect at the time of grant for maturities equivalent to the expected life of the option. The expected life of the option (estimated average period of time the option will be outstanding) is estimated based on the historical exercise behavior of employees, with executives displaying somewhat longer holding periods

Exhibit 99.4

than other employees. Expected volatility is based on historical volatility through the grant date, measured daily for a time period equal to the option’s expected life. The expected dividend yield is estimated based on the dividend yield at the time of grant.

(2) Stock-Based Retirement Plans

We have two stock-based retirement plans: the tax-qualified Stock Bonus Plan (SBP) for non-highly compensated employees, and the non-qualified Executive Stock Unit Program (ESUP) for highly compensated employees. We make matching contributions to both plans. In addition to the automatic 50% match, we will make another matching contribution of up to 50% of the employee’s contributions for the year if certain profitability levels, as defined in the SBP and the ESUP, are obtained.

•
Participants in the SBP may contribute up to 6% of their compensation above a certain threshold to purchase Leggett stock or other investment alternatives at market prices. Employees are allowed to fully diversify their employee deferral accounts immediately and their employer matching accounts after three years of service. Dividends earned on Company stock held in the SBP are reinvested or paid in cash at the participant’s election.

•
Participants in the ESUP may contribute up to 10% (depending upon salary level) of their compensation above the same threshold applicable to the SBP. Participant contributions are credited to a diversified investment account established for the participant, and we make premium contributions to the diversified investment accounts equal to 17.65% of the participant’s contribution. A participant’s diversified investment account balance is adjusted to mirror the investment experience, whether positive or negative, of the diversified investments selected by the participant. Participants may change investment elections in the diversified investment accounts, but cannot purchase Company common stock or stock units. The diversified investment accounts consist of various mutual funds and retirement target funds and are unfunded, unsecured obligations of the Company that will be settled in cash. Both the assets and liabilities associated with this program are presented in the table above and are adjusted to fair value at each reporting period.

Company matching contributions to the ESUP, including dividend equivalents, are used to acquire stock units at 85% of the common stock market price on the acquisition date. Stock units are converted to common stock at a 1-to-1 ratio upon distribution from the program and may be settled in cash at our discretion.

Company matches in the SBP and ESUP fully vest upon three and five years, respectively, of cumulative service, subject to certain participation requirements. Distributions under both plans are triggered by an employee’s retirement, death, disability or separation from Leggett.

Information for the year ended December 31 for these plans was as follows:

	SBP 2016	ESUP 2016
Employee contributions	$3.2	$4.3
Less diversified contributions	.8	4.3
Total employee stock contributions	$2.4	$—
Employer premium contribution to diversified investment accounts		$.8
Shares purchased by employees and company match	.1

Details regarding stock unit activity for the ESUP plan are reflected in the stock units summary table below.

(3) Performance Stock Unit Awards

We also grant Performance Stock Unit (PSU) awards in the first quarter of each year to selected officers and other key managers. These awards contain the following conditions:

•	A service requirement—Awards generally “cliff” vest three years following the grant date; and

•
A market condition—Awards are based on our Total Shareholder Return [TSR = (Change in Stock Price + Dividends) / Beginning Stock Price] as compared to the TSR of a group of peer companies. The peer group consists of all the companies in the Industrial, Materials and Consumer Discretionary sectors of the S&P 500 and S&P Midcap 400 (approximately 320 companies). Participants will earn from 0% to 175% of the base award depending upon how our TSR ranks within the peer group at the end of the 3-year performance period.

Exhibit 99.4

Grant date fair values are calculated using a Monte Carlo simulation of stock and volatility data for Leggett and each of the comparator companies. Grant date fair values are amortized using the straight-line method over the three-year vesting period.

Below is a summary of the number of shares and related grant date fair value of PSU’s for the periods presented:

	Year Ended December 31,
	2016	2015	2014
Total shares base award	.1	.2	.2
Grant date per share fair value	$40.16	$42.22	$30.45
Risk-free interest rate	1.3%	1.1%	.8%
Expected life in years	3.0	3.0	3.0
Expected volatility (over expected life)	19.2%	19.8%	25.9%
Expected dividend yield (over expected life)	3.1%	2.9%	3.9%

Three-Year Performance Cycle
Award Year	Completion Date	TSR Performance Relative to the Peer Group (1%=Best)	Payout as a Percent of the Base Award	Number of Shares Distributed	Cash Portion	Distribution Date
2012	December 31, 2014	30	157.0%	.4 million	$9.9	January 2015
2013	December 31, 2015	27	165.4%	.4 million	$8.5	January 2016
2014	December 31, 2016	10	175.0%	.4 million	$9.8	January 2017

We intend to pay out 65% of awards in shares of our common stock and 35% in cash, although we reserve the right to pay up to 100% in cash. The 35% portion is recorded as a liability and is adjusted to fair value at each reporting period.

(4) Restricted Stock Unit Awards

RSU awards are generally granted as follows:

•	Annual awards to selected managers, and

•	On a discretionary basis to selected employees

•	As compensation for outside directors, who have a choice to receive RSUs or restricted stock

The value of these awards is determined by the stock price on the day of the award, and expense is recognized over the vesting period.

(5) Profitable Growth Incentive Awards

The PGI awards are issued to certain key management employees as growth performance stock units (GPSUs). The GPSUs vest (0% to 250%) at the end of a two-year performance period. Vesting is based on the Company's or applicable profit center's revenue growth (adjusted by a GDP factor when applicable) and EBITDA margin over a two-year performance period. The 2014 base target PGI award was .1 shares, 2015 and 2016 were less than .1 shares. If earned, we intend to pay half in shares of our common stock and half in cash, although we reserve the right to pay up to 100% in cash. Both components are recorded as liabilities and adjusted to fair value at each reporting period.

Two-Year Performance Cycle
Award Year	Completion Date	Average Payout as a Percent of the Base Award	Estimated Number of Shares	Cash Portion	Expected Distribution Date
2013	December 31, 2014	127.0%	.1 million	$3.5	March 2015
2014	December 31, 2015	224.7%	.2 million	$6.7	March 2016
2015	December 31, 2016	36.0%	< .1 million	$.8	March 2017

Exhibit 99.4

STOCK UNITS SUMMARY

Stock unit information for the plans discussed above is presented in the table below.

	DSU	ESUP	PSU*	RSU	PGI**	Total Units	Weighted Average Grant Date Fair Value per Unit	Aggregate Intrinsic Value
Non-vested at December 31, 2015	—	—	1.1	.2	.3	1.6	$21.43
Granted based on current service	.2	.2	—	.1	—	.5	46.61
Granted based on future conditions	—	—	.2	—	.1	.3	19.23
Vested	(.2)	(.2)	(.4)	(.2)	(.2)	(1.2)	34.33
Forfeited	—	—	—	—	—	—	9.68
Total non-vested at December 31, 2016	—	—	.9	.1	.2	1.2	$20.30	$60.7
Fully vested shares available for issuance at December 31, 2016						3.7		$182.4

*	PSU awards are presented at 175% (i.e., maximum) payout
** PGI awards are presented at 250% (i.e., maximum) payout

	Year Ended December 31
	2016	2015	2014
Total intrinsic value of vested stock units converted to common stock	$24.8	$27.7	$9.2

STOCK-BASED COMPENSATION COST NOT YET RECOGNIZED

As of December 31, 2016, the unrecognized cost of non-vested stock options and units that are not adjusted to fair value at each reporting period was as follows:

	Options	Units
Unrecognized cost of non-vested stock	$ < .1	$7.5
Weighted-average remaining contractual life in years	0.6	1.0

(6) Discount Stock Plan

Under the Discount Stock Plan (DSP), a tax-qualified §423 stock purchase plan, eligible employees may purchase shares of Leggett common stock at 85% of the closing market price on the last business day of each month. Shares are purchased and issued on the last business day of each month and generally cannot be sold or transferred for one year.

Average 2016 purchase price per share (net of discount)	$40.73
2016 number of shares purchased by employees	.1
Shares purchased since inception in 1982	22.8
Maximum shares under the plan	27.0

L—Employee Benefit Plans

The Consolidated Balance Sheets reflect a net liability for the funded status of our domestic and foreign defined benefit pension plans. Our U.S. plans (comprised primarily of three significant plans) represent approximately 88% of our pension benefit obligation in each of the periods presented. Participants in one of the significant domestic plans have stopped earning benefits; this plan is referred to as "frozen" in the following narrative.

Exhibit 99.4

A summary of our pension obligations and funded status as of December 31 is as follows:

	2016	2015	2014
Change in Benefit Obligation
Benefit obligation, beginning of period	$290.3	$343.0	$287.0
Service cost	4.4	4.3	3.0
Interest cost	11.3	12.6	12.9
Plan participants’ contributions	.7	.7	.6
Actuarial loss (gain)	9.8	(17.4)	58.1
Benefits paid	(19.1)	(13.9)	(15.6)
Settlements	—	(35.7)	—
Foreign currency exchange rate changes	(4.4)	(3.3)	(3.0)
Benefit obligation, end of period	293.0	290.3	343.0
Change in Plan Assets
Fair value of plan assets, beginning of period	207.5	258.9	248.0
Actual return on plan assets	18.9	(1.7)	23.9
Employer contributions	9.8	1.8	4.1
Plan participants’ contributions	.7	.7	.6
Benefits paid	(19.1)	(13.9)	(15.6)
Settlements	—	(35.7)	—
Foreign currency exchange rate changes	(3.7)	(2.6)	(2.1)
Fair value of plan assets, end of period	214.1	207.5	258.9
Net funded status	$(78.9)	$(82.8)	$(84.1)
Funded status recognized in the Consolidated Balance Sheets
Other assets—sundry	$1.1	$1.3	$—
Other current liabilities	(.4)	(.4)	(.4)
Other long-term liabilities	(79.6)	(83.7)	(83.7)
Net funded status	$(78.9)	$(82.8)	$(84.1)

Accumulated and projected benefit obligation information at December 31 is recapped below:

	2016	2015	2014
Aggregated plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$281.7	$274.7	$343.0
Accumulated benefit obligation	277.5	271.5	338.5
Fair value of plan assets	202.1	190.8	258.9
Aggregated plans with projected benefit obligations in excess of plan assets:
Projected benefit obligation	285.3	277.8	343.0
Fair value of plan assets	205.3	193.7	258.9
Accumulated benefit obligation for all defined benefit plans	280.5	274.3	338.5

Included in the above plans is a subsidiary’s unfunded supplemental executive retirement plan. This is a non-qualified plan, and these benefits are secured by insurance policies that are not included in the plan’s assets. Cash surrender values associated with these policies at December 31 were as follows:

	2016	2015	2014
Cash surrender values	$2.4	$2.3	$2.2

Exhibit 99.4

Comprehensive Income

Amounts and activity included in accumulated other comprehensive income associated with pensions are reflected below:

	December 31, 2015	2016 Amortization	2016 Net Actuarial loss	2016 Foreign currency exchange rates change	2016 Income taxes change	December 31, 2016
Net loss (gain) (before tax)	$92.1	$(4.5)	$3.8	$(.8)	$—	$90.6
Deferred income taxes	(34.0)	—	—	—	.6	(33.4)
Accumulated other comprehensive income (net of tax)	$58.1	$(4.5)	$3.8	$(.8)	$.6	$57.2

Of the amounts in accumulated other comprehensive income as of December 31, 2016, the portions expected to be recognized as components of net periodic pension cost in 2017 are as follows:

Net loss	$4.5

Net Pension (Expense) Income

Components of net pension (expense) income for the years ended December 31 were as follows:

	2016	2015	2014
Service cost	$(4.4)	$(4.3)	$(3.0)
Interest cost	(11.3)	(12.6)	(12.9)
Expected return on plan assets	12.9	16.5	15.9
Amortization of prior service cost	—	—	(.3)
Recognized net actuarial loss	(4.5)	(5.2)	(2.8)
Settlements	—	(12.1)	—
Net pension (expense) income	$(7.3)	$(17.7)	$(3.1)
Weighted average assumptions for pension costs:
Discount rate used in net pension costs	4.1%	3.8%	4.6%
Rate of compensation increase used in pension costs	3.5%	3.5%	3.8%
Expected return on plan assets	6.5%	6.6%	6.7%
Weighted average assumptions for benefit obligation:
Discount rate used in benefit obligation	3.8%	4.1%	3.8%
Rate of compensation increase used in benefit obligation	3.5%	3.5%	3.5%

Assumptions used for U.S. and international plans were not significantly different.

We use the average of the Citigroup Pension Discount Curve rate and Merrill Lynch AA-AAA 10-year Bond Index rate to determine the discount rate used for our significant pension plans (rounded to the nearest 25 basis points). The Citigroup Pension Discount Curve rate is a calculated rate using yearly spot rates matched against expected future benefit payments. The Merrill Lynch Index rate is based on the weighted average yield of a portfolio of high grade Corporate Bonds with an average duration approximating the plans’ projected benefit payments, adjusted for any callable bonds included in the portfolio. The discount rates used for our other, primarily foreign, plans are based on rates appropriate for the respective country and the plan obligations.

The overall, expected long-term rate of return is based on each plan’s historical experience and our expectations of future returns based upon each plan’s investment holdings, as discussed below.

Exhibit 99.4

Pension Plan Assets

The fair value of our major categories of pension plan assets is disclosed below using a three level valuation hierarchy that separates fair value valuation techniques into the following categories:

•	Level 1: Quoted prices for identical assets or liabilities in active markets.

•	Level 2: Other significant inputs observable either directly or indirectly (including quoted prices for similar securities, interest rates, yield curves, credit risk, etc.).

•	Level 3: Unobservable inputs that are not corroborated by market data.

Presented below are our major categories of investments for the periods presented:

	Year Ended December 31, 2016				Year Ended December 31, 2015
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Mutual and pooled funds
Fixed income	$46.4	$—	$—	$46.4	$54.0	$—	$—	$54.0
Equities	120.6	—	—	120.6	110.1	—	—	110.1
Stable value funds	—	35.1	—	35.1	—	37.9	—	37.9
Money market funds, cash and other	12.0	—	—	12.0	5.5	—	—	5.5
Total investments at fair value	$179.0	$35.1	$—	$214.1	$169.6	$37.9	$—	$207.5

Plan assets are invested in diversified portfolios of equity, debt and government securities, as well as a stable value fund. The aggregate allocation of these investments is as follows:

	2016	2015
Asset Category
Equity securities	56%	53%
Debt securities	22	26
Stable value funds	16	18
Other, including cash	6	3
Total	100%	100%

Our investment policy and strategies are established with a long-term view in mind. We strive for a sufficiently diversified asset mix to minimize the risk of a material loss to the portfolio value due to the devaluation of any single investment. In determining the appropriate asset mix, our financial strength and ability to fund potential shortfalls that might result from poor investment performance are considered. Approximately 55% of our significant plans (the "frozen plans") are employing a Liability Driven Investment strategy and have a target allocation of 60% fixed income and 40% equities. The remaining significant plans (the "active" plans) have a target allocation of 75% equities and 25% fixed income, as historical equity returns have tended to exceed bond returns over the long term.

Assets of our domestic plans represent the majority of plan assets and are allocated to seven different investments.

Six are mutual funds, all of which are passively managed low-cost index funds, and include:

•	U.S. Total Stock Market Index: Large -, mid-, and small-cap equity diversified across growth and value styles.

•	U.S. Large-Cap Index: Large-cap equity diversified across growth and value styles.

•	U.S. Small-Cap Index: Small-cap equity diversified across growth and value styles.

•	World ex US Index: International equity; broad exposure across developed and emerging non-US equity markets around the world.

•	Long-term Bond Index: Diversified exposure to the long-term, investment-grade U.S. bond market.

•	Extended Duration Treasury Index: Diversified exposure to U.S. treasuries with maturities of 20-30 years.

The Stable value fund consists of a fixed income portfolio offering consistent return and protection against interest rate volatility.

Exhibit 99.4

Settlements

In October 2015, we offered a voluntary one-time lump-sum payment option to certain eligible terminated vested participants in our U.S. defined benefit pension plans that, if accepted, would settle our obligation to them. The program provided participants with a one-time choice to receive a lump-sum settlement of their remaining pension benefit. As part of this voluntary lump-sum program, we settled $35.7 of pension obligations for U.S. retirees in 2015. This was paid from plan assets and did not require a cash contribution from the company. As a result of these settlements, we recorded settlement losses of $12.1 ($7.5 net of tax) reflecting the accelerated recognition of unamortized losses in the plan proportionate to the obligation that was settled. These settlement charges were recorded in "Cost of goods sold" and "Selling and administrative expenses" with a corresponding balance sheet reduction in "Accumulated other comprehensive income (loss)" for the year ended December 31, 2015.

Future Contributions and Benefit Payments

We expect to contribute $5.8 to our defined benefit pension plans in 2017.

Estimated benefit payments, expected over the next ten years are as follows:

2017	$16.2
2018	16.2
2019	16.1
2020	16.1
2021	16.3
2022-2026	84.1

Other Benefit Plans

Total expense from continuing operations for defined contribution plans was as follows:

	2016	2015	2014
Defined contribution plans	$6.1	$6.8	$7.3

We have limited participation in two union-sponsored, defined benefit, multi-employer pension plans. These plans are not administered by us, and contributions are determined in accordance with provisions of negotiated labor contracts.  Aggregate contributions to these plans were less than $.8 for each of the years presented.

In addition to regular contributions, we could be obligated to pay additional contributions (known as complete or partial withdrawal liabilities) if a plan has unfunded vested benefits.  Factors that could impact the funded status of these plans include investment performance, changes in the participant demographics, financial stability of contributing employers and changes in actuarial assumptions.  Withdrawal liability triggers could include a plan's termination, a withdrawal of substantially all employers, or our voluntary withdrawal from the plan (such as decision to close a facility or the dissolution of a collective bargaining unit). We have a very small share of the liability among the participants of these plans. Based upon the information available from plan administrators, both of the multi-employer plans in which we participate are underfunded and estimate our aggregate share of potential withdrawal liability for both plans to be $23.1. We have not recorded any material withdrawal liabilities for the years presented.

Exhibit 99.4

M—Income Taxes

The components of earnings from continuing operations before income taxes are as follows:

	Year Ended December 31
	2016	2015	2014
Domestic	$267.7	$254.2	$142.1
Foreign	219.4	195.6	153.4
	$487.1	$449.8	$295.5

Income tax expense from continuing operations is comprised of the following components:

	Year Ended December 31
	2016	2015	2014
Current
Federal	$55.7	$63.1	$38.4
State and local	4.1	7.6	3.3
Foreign	42.5	40.0	29.8
	102.3	110.7	71.5
Deferred
Federal	13.1	9.6	(6.1)
State and local	2.3	.1	2.1
Foreign	2.3	1.4	2.8
	17.7	11.1	(1.2)
	$120.0	$121.8	$70.3

Income tax expense from continuing operations, as a percentage of earnings before income taxes, differs from the statutory federal income tax rate as follows:

	Year Ended December 31
	2016	2015	2014
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increases (decreases) in rate resulting from:
State taxes, net of federal benefit	.9	1.6	1.0
Tax effect of foreign operations	(6.0)	(5.8)	(7.5)
Deferred tax on undistributed foreign earnings	.5	(1.0)	.4
Stock-based compensation	(3.4)	—	—
Change in valuation allowance	.2	—	.2
Change in uncertain tax positions, net	(.6)	(.5)	(.6)
Domestic production activities deduction	(1.2)	(1.2)	(3.4)
Other permanent differences, net	(.6)	(1.0)	(.7)
Other, net	(.2)	—	(.6)
Effective tax rate	24.6%	27.1%	23.8%

For all periods presented, the tax rate benefited from income earned in various foreign jurisdictions at rates lower than the U.S. federal statutory rate, primarily related to China, Croatia, and Luxembourg. Other significant items impacting each year's tax rate are:

•
2016: We recognized net tax benefits totaling $21.4, including a tax benefit related to stock-based compensation from the first quarter adoption of ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting".

•
2015: We recognized net tax benefits totaling $9.4, including a reduction in deferred taxes on undistributed foreign earnings associated with a planned reinvestment in China, and a deferred tax benefit related to our Australian operations.

Exhibit 99.4

•
2014: We recognized net tax benefits totaling $10.9, primarily related to additional Domestic Production Activities Deductions for the current and prior years, incremental deferred foreign tax credits, and net favorable provision-to-return adjustments related to prior year taxes.

Prior to the adoption of ASU 2016-09 discussed above, all net excess tax benefits related to stock plan activity were recorded to additional contributed capital, which totaled $15.4 and $10.1 in 2015 and 2014, respectively.

We file tax returns in each jurisdiction where we are required to do so. In these jurisdictions, a statute of limitations period exists. After a statute period expires, the tax authorities can no longer assess additional income tax for the expired period. In addition, once the statute expires we are no longer eligible to file claims for refund for any tax that we may have overpaid.

Unrecognized Tax Benefits

The total amount of our gross unrecognized tax benefits at December 31, 2016, is $16.7, of which $9.7 would impact our effective tax rate, if recognized. A reconciliation of the beginning and ending balance of our gross unrecognized tax benefits for the periods presented is as follows:

	2016	2015	2014
Gross unrecognized tax benefits, January 1	$15.5	$19.8	$24.4
Gross increases—tax positions in prior periods	.3	.3	.1
Gross decreases—tax positions in prior periods	(1.0)	(.5)	(2.4)
Gross increases—current period tax positions	1.1	1.3	1.3
Change due to exchange rate fluctuations	—	(1.3)	(1.0)
Settlements	(.9)	(1.5)	(.6)
Lapse of statute of limitations	(2.9)	(2.6)	(2.0)
Gross unrecognized tax benefits, December 31	12.1	15.5	19.8
Interest	4.0	6.0	7.6
Penalties	.6	.6	.8
Total gross unrecognized tax benefits, December 31	$16.7	$22.1	$28.2

We recognize interest and penalties related to unrecognized tax benefits as part of income tax expense in the Consolidated Statements of Operations, which is consistent with prior reporting periods.

As of December 31, 2016, four tax years were subject to audit by the United States Internal Revenue Service (IRS), covering the years 2013 through 2016. In 2015, the IRS examined our 2013 tax return for a U.S. non-consolidated filing entity, L&P Financial Services Co., and the audit was concluded with no adjustments. There are no current IRS examinations in process nor are we aware of any forthcoming.

Additionally, at December 31, 2016, eight tax years were either subject to or undergoing audit by the Canada Revenue Agency, covering the periods 2009 through 2016. The examinations in process are at various stages of completion, but to date we are not aware of any likely material adjustments. In 2016, we settled an appeal with the Canada Revenue Agency relative to our 2007 and 2008 tax years related to transfer pricing issues. The net impact of this settlement on our financial statements was not material.

Various state and other foreign jurisdiction tax years also remain open to examination, though we believe any assessments would not be material to our Consolidated Financial Statements.

It is reasonably possible that the resolution of certain tax audits could reduce our unrecognized tax benefits within the next 12 months, as certain tax positions may either be sustained on audit or we may agree to certain adjustments, or resulting from the expiration of statutes of limitations in various jurisdictions. It is not expected that any change would have a material impact on our Consolidated Financial Statements.

Exhibit 99.4

Deferred Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. The major temporary differences and their associated deferred tax assets or liabilities are as follows:

	December 31
	2016		2015
	Assets	Liabilities	Assets	Liabilities
Property, plant and equipment	$5.9	$(57.3)	$6.9	$(54.3)
Inventories	3.3	(22.1)	2.8	(26.5)
Accrued expenses	93.3	(.3)	96.8	—
Net operating losses and other tax carryforwards	48.2	—	57.2	—
Pension cost and other post-retirement benefits	31.4	(.9)	33.6	(.9)
Subsidiary stock basis	—	—	2.0	—
Intangible assets	1.1	(107.6)	1.2	(107.3)
Derivative financial instruments	9.9	(1.7)	14.0	(1.7)
Tax on undistributed earnings	—	(9.2)	—	(6.9)
Uncertain tax positions	5.3	—	7.1	—
Other	2.9	(9.7)	5.0	(7.7)
Gross deferred tax assets (liabilities)	201.3	(208.8)	226.6	(205.3)
Valuation allowance	(22.9)	—	(26.6)	—
Total deferred taxes	$178.4	$(208.8)	$200.0	$(205.3)
Net deferred tax (liability) asset		$(30.4)		$(5.3)

The net decrease in our net operating losses and other tax carryforwards in 2016 primarily relates to anticipated utilization of Canadian net operating losses we expect on our tax return filing. All changes in other Deferred Income Tax categories are not material.

The valuation allowance primarily relates to net operating loss, tax credit, and capital loss carryforwards for which utilization is uncertain. Cumulative tax losses in certain state and foreign jurisdictions during recent years, limited carryforward periods in certain jurisdictions, future reversals of existing taxable temporary differences, and reasonable tax planning strategies were among the factors considered in determining the valuation allowance. Individually, none of these tax carryforwards presents a material exposure.

These tax carryforwards have expiration dates that vary generally over the next 20 years, with no amount greater than $10 expiring in any one year.

Deferred income and withholding taxes have been provided on earnings of our foreign subsidiaries to the extent it is anticipated that the earnings will be remitted in the future as dividends. The tax effect of most distributions would be significantly offset by available foreign tax credits. Although withholding taxes would be due on dividends from certain of our China subsidiaries to their non-U.S. parent, a subsidiary of the U.S. company, the earnings are still permanently reinvested outside the U.S. and are included in the undistributed earnings and incremental taxes discussed below. As of December 31, 2016 and 2015, we have accrued $9.2 and $6.9, respectively, of deferred taxes related to incremental withholding taxes in China.

Deferred income taxes and withholding taxes have not been provided on certain foreign earnings which are indefinitely reinvested outside the U.S. The cumulative undistributed earnings which are indefinitely reinvested as of December 31, 2016, are $762.8. If such earnings were taxable in the U.S., we estimate that the resulting incremental tax expense would be approximately $131.2 based on present income tax laws, which are subject to change. In 2016, the foreign earnings we repatriated were immaterial, and resulted in no significant net tax benefit or cost.

Exhibit 99.4

Deferred tax assets (liabilities) included in the consolidated balance sheets are as follows:

	December 31
	2016	2015
Sundry	$23.9	$33.3
Deferred income taxes	(54.3)	(38.6)
	$(30.4)	$(5.3)

N—Other (Income) Expense

The components of other (income) expense from continuing operations were as follows:

	Year Ended December 31
	2016	2015	2014
Restructuring charges	$.8	$1.6	$.9
Asset impairments (see Note C)	.4	2.2	1.3
Currency (gain) loss	(2.1)	(2.1)	.3
Royalty income	(.3)	(.9)	(1.0)
(Gain) loss from diversified investments associated with stock-based compensation plans	(2.2)	.3	(1.2)
Other income	(2.2)	(5.7)	(5.6)
	$(5.6)	$(4.6)	$(5.3)

Exhibit 99.4

O—Accumulated Other Comprehensive Income (Loss)

The following table sets forth the changes in each component of accumulated other comprehensive income (loss):

	Foreign Currency Translation Adjustments	Cash Flow Hedges	Defined Benefit Pension Plans	Accumulated Other Comprehensive Income (Loss)
Balance January 1, 2014	$158.3	$(23.5)	$(40.3)	$94.5
Other comprehensive income	(71.7)	.8	(49.5)	(120.4)
Reclassifications, pretax (1)	—	4.4	3.1	7.5
Income tax effect	—	(1.8)	17.4	15.6
Attributable to noncontrolling interest	.2	—	—	.2
Balance December 31, 2014	86.8	(20.1)	(69.3)	(2.6)
Other comprehensive income	(88.5)	(13.1)	.1	(101.5)
Reclassifications, pretax (2)	(3.6)	3.5	17.3	17.2
Income tax effect	—	1.5	(6.2)	(4.7)
Attributable to noncontrolling interest	.5	—	—	.5
Balance December 31, 2015	(4.8)	(28.2)	(58.1)	(91.1)
Other comprehensive income	(33.2)	(.9)	(3.0)	(37.1)
Reclassifications, pretax (3)	(1.7)	15.3	4.5	18.1
Income tax effect	—	(4.0)	(.6)	(4.6)
Attributable to noncontrolling interest	1.1	—	—	1.1
Balance December 31, 2016	$(38.6)	$(17.8)	$(57.2)	$(113.6)

(1) 2014 pretax reclassifications are comprised of:
Net sales	$—	$.4	$—	$.4
Cost of goods sold; selling and administrative expenses	—	—	3.1	3.1
Interest expense	—	4.0	—	4.0
Other income (expense), net	—	—	—	—
Total 2014 reclassifications, pretax	$—	$4.4	$3.1	$7.5

(2) 2015 pretax reclassifications are comprised of:
Net sales	$—	$(.6)	$—	$(.6)
Cost of goods sold; selling and administrative expenses	—	—	17.3	17.3
Interest expense	—	4.1	—	4.1
Other income (expense), net	(3.6)	—	—	(3.6)
Total 2015 reclassifications, pretax	$(3.6)	$3.5	$17.3	$17.2

(3) 2016 pretax reclassifications are comprised of:
Net sales	$—	$10.6	$—	$10.6
Cost of goods sold; selling and administrative expenses	—	.5	4.5	5.0
Interest expense	—	4.2	—	4.2
Other income (expense), net	(1.7)	—	—	(1.7)
Total 2016 reclassifications, pretax	$(1.7)	$15.3	$4.5	$18.1

Exhibit 99.4

P—Fair Value

We utilize fair value measures for both financial and non-financial assets and liabilities.

Items measured at fair value on a recurring basis

The areas in which we utilize fair value measures of financial assets and liabilities are presented in the table below.

Fair value measurements are established using a three level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following categories:

•	Level 1: Quoted prices for identical assets or liabilities in active markets.

•
Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Short-term investments in this category are valued using discounted cash flow techniques with all significant inputs derived from or corroborated by observable market data. Derivative assets and liabilities in this category are valued using models that consider various assumptions and information from market-corroborated sources. The models used are primarily industry-standard models that consider items such as quoted prices, market interest rate curves applicable to the instruments being valued as of the end of each period, discounted cash flows, volatility factors, current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

•	Level 3: Unobservable inputs that are not corroborated by market data.

	As of December 31, 2016
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Bank time deposits with original maturities of three months or less	$—	$145.8	$—	$145.8
Derivative assets (see Note R)	—	.8	—	.8
Diversified investments associated with the ESUP* (see Note K)	26.8	—	—	26.8
Total assets	$26.8	$146.6	$—	$173.4
Liabilities:
Derivative liabilities (see Note R)	$—	$4.1	$—	$4.1
Liabilities associated with the ESUP* (see Note K)	25.6	—	—	25.6
Total liabilities	$25.6	$4.1	$—	$29.7

	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Bank time deposits with original maturities of three months or less	$—	$176.0	$—	$176.0
Derivative assets (see Note R)	—	.6	—	.6
Diversified investments associated with the ESUP* (see Note K)	22.0	—	—	22.0
Total assets	$22.0	$176.6	$—	$198.6
Liabilities:
Derivative liabilities* (see Note R)	$—	$14.8	$—	$14.8
Liabilities associated with the ESUP* (see Note K)	22.2	—	—	22.2
Total liabilities	$22.2	$14.8	$—	$37.0

* Includes both current and long-term amounts combined.

Exhibit 99.4

The fair value for fixed rate debt (Level 2) was greater than its carrying value by approximately $25 and $13 at December 31, 2016 and 2015, respectively. The carrying value was $750.0 for both years.

Items measured at fair value on a non-recurring basis

The primary areas in which we utilize fair value measures of non-financial assets and liabilities are allocating purchase price to the assets and liabilities of acquired companies as discussed in Note Q and evaluating long-term assets (including goodwill) for potential impairment as discussed in Note C. Determining fair values for these items requires significant judgment and includes a variety of methods and models that utilize significant Level 3 inputs.

Long-lived assets, acquisitions and the second step of a goodwill impairment test utilize the following methodologies in determining fair value: (i) Buildings and machinery are valued at an estimated replacement cost for an asset of comparable age and condition. Market pricing of comparable assets are used to estimate replacement cost where available. (ii) The most common identified intangible assets are customer relationships and tradenames. Customer relationships are valued using an excess earnings method, using various inputs such as the estimated customer attrition rate, future earnings forecast,  the amount of contributory asset charges, and a discount rate. Tradenames are valued  using a relief from royalty method, which is based upon comparable market royalty rates for tradenames of similar value. (iii) Inventory is valued at current replacement cost for raw materials, with a step-up for work in process and finished goods items that reflects the amount of ultimate profit earned as of the valuation date. (iv) Other working capital items are generally recorded at face value, unless there are known conditions that would impact the ultimate settlement amount of the particular item.

Q—Acquisitions

The following table contains the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for all acquisitions during the periods presented, and any additional consideration paid for prior years’ acquisitions. A portion of the goodwill included in the table below is expected to provide an income tax benefit.

	2016	2015	2014
Accounts receivable	$5.3	$3.7	$7.9
Inventory	5.8	4.8	16.2
Property, plant and equipment	3.7	2.7	17.1
Goodwill (see Note D)	8.7	7.9	29.4
Other intangible assets (see Note D)	12.3	14.9	14.1
Other current and long-term assets	—	.1	4.0
Current liabilities	(4.2)	(8.1)	(6.0)
Long-term liabilities	(.5)	(3.3)	(3.1)
Fair value of net identifiable assets	31.1	22.7	79.6
Less: Additional consideration for prior years’ acquisitions	(.3)	1.2	—
Less: Additional consideration payable	1.9	10.4	8.1
Less: Non-cash consideration	—	—	1.1
Net cash consideration	$29.5	$11.1	$70.4

The following table summarizes acquisitions for the periods presented.

Year Ended	Number of Acquisitions	Segment	Product/Service
December 31, 2016	3	Residential Products; Specialized Products	Distributor of geosynthetic products; Innersprings; Fabricated aerospace tubing and pipe assemblies
December 31, 2015	1	Furniture Products	Upholstered office furniture
December 31, 2014	5	Residential Products; Furniture Products	Innersprings; Geotextile products; Fabric converting for furniture and bedding; Foam carpet underlay; Home furniture components

We are finalizing all of the information required to complete the purchase price allocations related to the most recent acquisitions and do not anticipate any material modifications.

Exhibit 99.4

The results of operations of the above acquired companies have been included in the consolidated financial statements since the dates of acquisition. The unaudited pro forma consolidated net sales, net earnings and earnings per share as though the 2016 and 2015 acquisitions had occurred on January 1 of each year presented are not materially different from the amounts reflected in the accompanying financial statements. Certain of our acquisition agreements provide for additional consideration to be paid in cash at a later date and are recorded as a liability at the acquisition date. At December 31, 2016, there was no substantial remaining consideration payable, other than the liability associated with our 2015 acquisition discussed below.

A brief description of our acquisition activity by year is included below.
2016

We acquired three small businesses for a total purchase price of $29.2. The first, a U.S. manufacturer of aerospace tube assemblies, expands our tube forming and fabrication capabilities and adds precision machining to our aerospace platform. The second is a distributor of geosynthetic products, and the third, a South African producer of mattress innersprings. In addition to these acquisitions, we purchased the remaining interest in an Automotive joint venture in China for $35.2.
2015
We acquired a 70% interest in a European private-label manufacturer of high-end upholstered furniture. This business is complementary to our North American private-label operation and allows us to support our Work Furniture customers as they expand globally. The initial cash outlay for the 70% interest was $12.3 and per the terms of the agreement, we will acquire the remaining 30% interest in two equal parts, in 2018 and 2020. We have recorded a long-term liability of approximately $11.0 for these future payments. Future payments are estimated based upon a calculation that incorporates EBITDA and the recorded liability may fluctuate significantly until the payment dates. Any changes in this liability will be reflected in interest income or expense on the Consolidated Statement of Operations.
2014
We acquired Tempur Sealy's three U.S. innerspring production facilities for a purchase price of $44.5. This additional volume enhanced our economies of scale, benefited from our vertical integration in steel rod and wire, and allowed manufacturing optimization across a broad asset base. These factors contributed to the recognition of $17.8 in goodwill from this acquisition.

We also acquired a German designer and distributor of high-end, European-style motion furniture components for a purchase price of $16.8. This business allows us to meet varying design preferences and broadens the range of our furniture component products. These factors contributed to the recognition of $4.4 in goodwill from this acquisition.

We also acquired three other small operations, with an aggregate purchase price of approximately $18.0.

R—Derivative Financial Instruments

Cash Flow Hedges

Derivative financial instruments that we currently use to hedge forecasted transactions and anticipated cash flows are:

Currency Cash Flow Hedges—The foreign currency hedges manage risk associated with exchange rate volatility of various currencies.

We have also historically used interest rate cash flow hedges to manage interest rate risks.

The effective changes in fair value of unexpired contracts are recorded in accumulated other comprehensive income and reclassified to income or expense in the period in which earnings are impacted. Cash flows from settled contracts are presented in the category consistent with the nature of the item being hedged. (Settlements associated with the sale or production of product are presented in operating cash flows and settlements associated with debt issuance are presented in financing cash flows.)

Exhibit 99.4

Fair Value Hedges

Our fair value hedges typically manage foreign currency risk associated with subsidiaries’ assets and liabilities. Hedges designated as fair value hedges recognize gain or loss currently in earnings. Cash flows from settled contracts are presented in the category consistent with the nature of the item being hedged.

Hedge Effectiveness

We have deemed ineffectiveness to be immaterial, and as a result, have not recorded any amounts for ineffectiveness. If a hedge was not highly effective, the portion of the change in fair value considered to be ineffective would be recognized immediately in the consolidated statements of operations.

We have recorded the following assets and liabilities representing the fair value for our most significant derivative financial instruments. The fair values of the derivatives reflect the change in the market value of the derivative from the date of the trade execution, and do not consider the offsetting underlying hedged item.

	Expiring at various dates through:	Total USD Equivalent Notional Amount	As of December 31, 2016
Derivatives Designated as Hedging Instruments			Assets	Liabilities
			Other Current Assets	Other Current Liabilities
Cash flow hedges:
Currency hedges:
-Future USD sales of Canadian, Chinese and Swiss subsidiaries	Dec 2017	$80.4	$—	$2.4
-Future USD purchases of European subsidiaries	Dec 2017	3.8	.1	—
-Future MXN purchases of a USD subsidiary	Dec 2017	5.8	—	.9
-Future JPY sales of Chinese subsidiary	Dec 2017	3.5	.3	—
-Future DKK sales of Polish subsidiary	Mar 2017	10.1	.1	—
-Future EUR Sales of Chinese, Swiss and UK subsidiaries	Dec 2017	6.4	—	.2
Total cash flow hedges			.5	3.5
Fair value hedges:
USD inter-company note receivable on a CAD subsidiary	Jan 2017	24.0	.2	.1
PLN inter-company note receivable on a GPB subsidiary	Jun 2017	2.3	.1	—
ZAR inter-company note receivable on a USD subsidiary	Dec 2017	2.3	—	.1
Total fair value hedges			.3	.2
Derivatives not designated as hedging instruments
Non-deliverable hedge on USD exposure to CNY	Dec 2017	19.0	—	.3
Hedge of EUR cash on USD Subsidiary	Jan 2017	5.9	—	.1
Total derivatives not designated as hedging instruments			—	.4
			$.8	$4.1

Exhibit 99.4

	Expiring at various dates through:	Total USD Equivalent Notional Amount	As of December 31, 2015
Derivatives Designated as Hedging Instruments			Assets	Liabilities
			Other Current Assets	Other Current Liabilities	Other Long-Term Liabilities
Cash flow hedges:
Currency hedges:
-Future USD sales of Canadian, Chinese and Swiss subsidiaries	Dec 2017	$219.8	$—	$10.1	$2.3
-Future USD purchases of Canadian, European and Korean subsidiaries	Dec 2017	16.8	.3	—	—
-Future MXN purchases of USD subsidiary	Dec 2017	7.3	—	.7	.3
-Future JPY sales of Chinese subsidiary	Dec 2016	3.8	—	.1	—
-Future DKK sales of Polish subsidiary	Dec 2016	15.6	—	.1	—
-Future EUR Sales of Chinese, Swiss and UK subsidiaries	Mar 2017	13.6	—	.1	—
Total cash flow hedges			.3	11.1	2.6
Fair value hedges:
DKK inter-company note receivable on a USD subsidiary	May 2016	1.7	.1	—	—
USD inter-company note receivable on a CAD subsidiary	Jan 2016	9.0	—	.5	—
USD inter-company note receivable on a Swiss subsidiary	Aug 2016	8.0	—	.1	—
Total fair value hedges			.1	.6	—
Derivatives not designated as hedging instruments
Non-deliverable hedge on USD exposure to CNY	Dec 2016	11.0	—	.3	—
Non-deliverable hedge on EUR exposure to CNY	Dec 2016	2.2	—	.1	—
Non-deliverable hedge on JPY exposure to CNY	Dec 2016	2.5	—	.1	—
Hedge of DKK cash on USD Subsidiary	Apr 2016	3.0	.1	—	—
Hedge of EUR cash on UK Subsidiary	Jan 2016	8.3	.1	—	—
Total derivatives not designated as hedging instruments			.2	.5	—
			$.6	$12.2	$2.6

Exhibit 99.4

The following table sets forth the pre-tax (gains) losses for our hedging activities for the years presented. This schedule includes reclassifications from accumulated other comprehensive income as well as derivative settlements recorded directly to income or expense.

	Income Statement Caption	Amount of (Gain) Loss Recorded in Income for the Year Ended December 31
Derivatives Designated as Hedging Instruments		2016	2015	2014
Interest rate cash flow hedges (1)	Interest expense	$4.2	$4.1	$4.0
Currency cash flow hedges	Net sales *	10.8	3.2	2.1
Currency cash flow hedges	Cost of goods sold	1.1	(1.3)	(.3)
Currency cash flow hedges	Other (income) expense, net	.4	—	.4
Total cash flow hedges		16.5	6.0	6.2
Fair value hedges	Other (income) expense, net	(1.3)	1.2	2.7
Derivatives Not Designated as Hedging Instruments
Hedge of USD cash-Swiss subsidiary	Other (income) expense, net	—	(.1)	—
Non-deliverable hedge on USD exposure to CNY	Other (income) expense, net	.2	.2	—
Non-deliverable hedge on EUR exposure to CNY	Other (income) expense, net	—	.1	—
Non-deliverable hedge on JPY exposure to CNY	Other (income) expense, net	.1	.1	—
Hedge of GBP cash-USD subsidiary	Other (income) expense, net	.1	—	—
Hedge of EUR cash-Swiss (2015 only), UK and USD subsidiaries	Other (income) expense, net	(.5)	2.3	—
Total derivative instruments		$15.1	$9.8	$8.9

* Discontinued operations amounts included in the above:		$—	$—	$.1

 (1) Interest Rate Cash Flow Hedges—On August 12, 2012, we issued $300 of 10-year notes with a coupon rate of 3.40%. As a part of this transaction, we settled our $200 forward starting interest rate swaps we had entered into during 2010 and recognized a loss of $42.7, which will be amortized out of accumulated other comprehensive income to interest expense over the life of the notes.
In anticipation of the issuance of new debt, we entered into a treasury lock agreement in October 2014. The treasury lock managed benchmark treasury interest rate risk associated with $50 of the additional $300 debt issued in November 2014 and was therefore settled on that same date. The treasury lock had an interest rate of 2.36%. The settlement of the treasury lock did not result in a material gain or loss.

S—Contingencies
We are a party to various proceedings and matters involving employment, antitrust, intellectual property, environmental, taxation and other laws. When it is probable, in management's judgment, that we may incur monetary damages or other costs resulting from these proceedings or other claims, and we can reasonably estimate the amounts, we record appropriate accruals in the financial statements and make charges against earnings. For all periods presented, we have recorded no material charges against earnings other than as indicated below. Also, when it is reasonably possible that we may incur additional loss in excess of recorded accruals and we can reasonably estimate the additional losses or range of losses, we disclose such additional reasonably possible losses in these notes.

Exhibit 99.4

Foam Antitrust Lawsuits
Beginning in August 2010, a series of civil lawsuits was initiated in several U.S. federal courts and in Canada against several defendants alleging that Leggett and Platt and certain other manufacturers of polyurethane foam products had engaged in price fixing in violation of U.S. and Canadian antitrust laws. We were party to several antitrust proceedings regarding polyurethane foam products. The majority of these proceedings were fully resolved in 2015.  The ultimate amount of settlement payments in these cases was not materially different than the amounts originally accrued.  The remaining antitrust proceeding, along with the resolution of other proceedings, is disclosed below.

We deny all allegations in the pending antitrust proceeding. We will vigorously defend ourselves in this proceeding and believe that we have valid bases to contest all claims. However, we have established an accrual for the estimated amount that we believe is necessary to resolve the pending antitrust matter. We also believe, based on current facts, it is reasonably possible that we may incur a loss in excess of the recorded accrual associated with the pending antitrust proceeding. For specific information regarding accruals, cash payments to settle litigation contingencies, and reasonably possible losses in excess of accruals please see “Accruals and Reasonably Possible Losses in Excess of Accruals” below.
U.S. Indirect Purchaser Class Action Cases. We were named as a defendant in an indirect purchaser class consolidated amended complaint filed on March 21, 2011 and were subsequently sued in an indirect purchaser class action case filed on May 23, 2011, in the U.S. District Court for the Northern District of Ohio under the name In re: Polyurethane Foam Antitrust Litigation, Case No. 1:10-MD-2196. The plaintiffs, on behalf of themselves and/or a class of indirect purchasers, brought damages claims under various states' antitrust and consumer protection statutes, and were seeking three times an amount of damages allegedly suffered as a result of alleged overcharges in the price of polyurethane foam products from at least 1999 to the present. Each plaintiff also sought attorney fees, prejudgment interest, court costs, and injunctive relief against future violations. We denied all allegations. The Ohio Court ordered all parties to attend non-binding mediation with a mediator of their choosing.
Settlement of U.S. Indirect Purchaser Class Action Cases. We reached a tentative settlement in the U.S. Indirect Class Action cases on May 18, 2015, by agreeing to pay an amount not materially different from the amount previously accrued for this claim. We continue to deny all allegations in the cases, but settled the indirect purchaser class cases to avoid the risk, uncertainty, expense and distraction of litigation. The Court preliminarily approved the class settlement on July 31, 2015. The full settlement amount was paid in escrow in the third quarter of 2015. The final settlement approval hearing was held on December 15, 2015 and the Court granted final approval of the settlement. Several objectors filed notices of appeal of the order approving the class settlement to the Sixth Circuit Court of Appeals. On April 14, 2016, the Court ordered the objectors to post an appeal bond by May 13, 2016. Certain of the objectors filed a motion to reconsider or stay the bond order, which the Court denied on May 12, 2016. Subsequently, three of the five objectors voluntarily dismissed their appeals. On June 20, 2016, the Sixth Circuit dismissed the remaining two appeals, one for failure to post an appeal bond, and the other because it was untimely filed. One of the two objectors filed a petition for rehearing en banc (requesting that all judges rather than the normal 3 rule on the appeal) on June 29, 2016. That petition was denied on September 27, 2016. On December 22, 2016, the objector filed a petition for a writ of certiori to the U.S. Supreme Court. The petition was denied on January 23, 2017. As such, these cases have been fully resolved.
Kansas Restraint of Trade Act Cases. We have been named as a defendant in two individual cases alleging direct and indirect purchaser claims under the Kansas Restraint of Trade Act, one filed on November 29, 2012 in the United States District Court of Kansas under the name LaCrosse Furniture Company v. Future Foam, Inc., et al., Case No. 12-cv-2748 KHV/JPO and the other on April 11, 2013 in the District Court of Kansas under the name CAP Carpet, Inc. v. Future Foam, Inc., Case No. 13-cv-1140-JAR-KGG. These two cases were previously transferred to the U.S. District Court for the Northern District of Ohio under the name In re: Polyurethane Foam Antitrust Litigation, Case No. 1:10-MD-2196. The claims and allegations of these plaintiffs are generally the same as the class plaintiffs (referenced above), with the exception that the Kansas plaintiffs seek full consideration damages (their total purchase amounts for the allegedly price-fixed polyurethane foam products). On May 15, 2015, the U.S. Judicial Panel on Multi-district Litigation remanded the cases back to the U.S. District Court for the District of Kansas.
Settlement of CAP Carpet Case. The plaintiffs in the CAP Carpet case alleged full consideration damages of $10.1 (which they argued should be trebled to $30) plus prejudgment interest at a statutory rate of 10% and attorney fees. The trial in this case, which was scheduled for November 14, 2016, had been postponed to January 23, 2017. We filed a motion for partial summary judgment on March 15, 2016, on several of the key issues of the case, including arguments that CAP Carpet is not entitled to full consideration damages or prejudgment interest and that full consideration damages are not trebled. On March

Exhibit 99.4

15, 2016, CAP Carpet also filed a motion for judgment on the pleadings as to the availability of full consideration damages. On November 17, 2016, we reached a cash settlement to fully resolve the CAP Carpet case and paid the amount in the fourth quarter of 2016. The cash payment was not material to the Company and was not materially different than the amount accrued for such case.

LaCrosse Case. The plaintiff in the LaCrosse case alleges full consideration damages and prejudgment interest through 2013 in the collective amount of $22.2, of which LaCrosse argues the full consideration portion should be trebled. LaCrosse also seeks an additional three years of prejudgment interest at a statutory rate of 10% and attorneys' fees. On January 13, 2017, LaCrosse filed a motion for partial judgment on the pleadings seeking the allowance of full consideration damages. We filed a motion for partial summary judgment on January 24, 2017, on several key issues of the case, including arguments that LaCrosse is not entitled to full consideration damages or prejudgment interest and that full consideration damages are not trebled. On that same date, we also filed a motion to exclude testimony from LaCrosse's expert. These motions remain pending. Trial is scheduled to begin on August 7, 2017.

Brazilian Value-Added Tax Matters
All dollar amounts (in millions) presented in this section have been updated since our last filing to reflect the U.S. Dollar (USD) equivalent of Brazilian Real (BRL).
We deny all allegations in the below Brazilian actions. We believe that we have valid bases to contest such actions and will vigorously defend ourselves. However, these contingencies are subject to uncertainties, and based on current facts, we believe that it is reasonably possible (but not probable) that we may incur losses of approximately $21 including interest and attorney fees with respect to these assessments. Therefore, because it is not probable we will incur a loss, no accrual has been recorded for Brazilian VAT matters. For specific information regarding accruals, and reasonably possible losses in excess of accruals please see "Accruals and Reasonably Possible Losses in Excess of Accruals" below.
We have $12.5 on deposit with the Brazilian government to partially mitigate interest and penalties that may accrue while we work through these matters. If we are successful in our defense of these assessments, the deposits are refundable with interest. These deposits are recorded as a long-term asset on our balance sheet.
Brazilian Federal Cases. On December 22, 2011, the Brazilian Finance Ministry, Federal Revenue Office issued a notice of violation against our wholly-owned subsidiary, Leggett & Platt do Brasil Ltda. (“L&P Brazil”) in the amount of $2.3, under Case No. 10855.724660/2011-43. The Brazilian Revenue Office claimed that for the period beginning November 2006 and continuing through December 2007, L&P Brazil used an incorrect tariff code for the collection and payment of value-added tax primarily on the sale of mattress innerspring units in Brazil. L&P Brazil denied the violation. The Federal Revenue Office upheld the assessment at the first administrative level. L&P Brazil has filed an appeal.
On December 29, 2011, L&P Brazil received another assessment in the amount of $.1, under case No. 10855.724509/2011-13 on the same subject matter in connection to certain import transactions carried out between 2007 and 2011. L&P Brazil has filed its defense.
On December 17, 2012, the Brazilian Revenue Office issued an additional notice of violation in the amount of $4.1, under MPF Case No. 10855.725260/2012-36 covering the period from January 2008 through December 2010 on the same subject matter. L&P Brazil denied the violation. The Brazilian Revenue Office upheld the assessment at all administrative levels. L&P Brazil appealed this decision but the appeal was denied by the second administrative level on January 27, 2015. On December 4, 2015, we filed an Annulment Action, Case No. 009658-07.2015.4.03.6110, at the judicial level seeking to obtain an injunction to allow the transfer of the cash deposit in the amount of $4.8 for the administrative case to a judicial escrow account to cover the updated liability amount of $5.1. The preliminary injunction was granted on December 10, 2015, and we are awaiting the federal attorney’s response.
In addition, L&P Brazil received assessments on December 22, 2011, and June 26, July 2 and November 5, 2012, and September 13, 2013 from the Brazilian Federal Revenue Office where the Revenue Office challenged L&P Brazil’s use of tax credits in years 2005 through 2010. Such credits are generated based upon the tariff classification and rate used by L&P Brazil for value-added tax on the sale of mattress innersprings. On September 4, 2014, the tax authorities issued five additional assessments regarding this same issue (use of credits), covering certain periods of 2011 and 2012. L&P Brazil filed its defense denying these assessments. Combined with the prior assessments, L&P Brazil has received assessments totaling $2.7 on the same or similar denial of tax credit matters.

Exhibit 99.4

On February 1, 2013, the Brazilian Finance Ministry filed a Tax Collection action against L&P Brazil in the Camanducaia Judicial District Court, Case No. 0002222-35.2013.8.13.0878, alleging the untimely payment of $.2 of social contributions (social security and social assistance payments) for the period September to October 2010. L&P Brazil argued that the payments were not required to be made because of the application of certain tax credits that were generated by L&P Brazil's use of a correct tariff code for the classification of value-added tax on the sale of mattress innersprings (i.e., the same underlying issue at stake in the other Brazilian matters). On June 26, 2014, the Brazilian Revenue Office issued a new notice of violation against L&P Brazil in the amount of $.8, under Case No. 10660.721523/2014-87, covering the period from 2011 through 2012 on the same subject matter. L&P Brazil has filed its defense denying the assessments.
On July 1, 2014, the Brazilian Finance Ministry rendered a preliminary decision to reject certain offsetting requests presented by L&P Brazil, which originated with Administrative Proceeding No. 10660.720850/2014-11. The Brazilian Finance Ministry alleges that L&P Brazil improperly offset $.1 of social contributions otherwise due in 2011. L&P Brazil filed its response denying the allegations. L&P Brazil is defending on the basis that the social contribution debts were correctly offset with tax credits generated by L&P Brazil's use of a correct tariff code classification for value-added tax on the sale of mattress innersprings (i.e., the same underlying issue at stake in the other Federal Brazilian matters). On December 15, 2015, the Brazilian Federal Revenue issued an assessment against L&P Brazil in the amount of $.1, under Case No. 10600.720142/2015-76 for the period of August 2010 through May 2011, as a penalty for L&P Brazil’s requests to offset tax credits. We filed our defense denying the assessment on January 8, 2016.
State of São Paulo, Brazil Cases. The State of São Paulo, Brazil, on April 16, 2009, issued a Notice of Tax Assessment and Imposition of Fine to L&P Brazil originally seeking $1.8 for the tax years 2006 and 2007, under Case No. 3.111.006 (DRT n°.04-256.169/2009). The State of São Paulo argued that L&P Brazil was using an incorrect tariff code for the collection and payment of value-added tax on sales of mattress innerspring units in the State of São Paulo. L&P Brazil denied the allegations. On April 17, 2014, the Court of Tax and Fees ruled in the State's favor upholding the original assessment of $1.8. On July 31, 2014, L&P Brazil filed an annulment action, Case No. 101712346.2014.8260602 in the Sorocaba State Court, seeking to have the Court of Tax and Fees ruling annulled for an updated assessment amount of $3.7 (which included interest from the original assessment date). On September 8, 2016, the Court's expert issued an opinion that supports L&P Brazil's defense, that it used the correct tariff code classification. We are awaiting the Court's ruling.
On October 4, 2012, the State of São Paulo issued a Tax Assessment under Procedure Number 4.003.484 against L&P Brazil in the amount of $1.5 for the tax years 2009 through 2011. Similar to the 2009 assessment (referenced above), the State of São Paulo argues that L&P Brazil was using an incorrect tax rate for the collection and payment of value-added tax on sales of mattress innerspring units in the State of São Paulo. On June 21, 2013, the State of São Paulo converted the Tax Assessment to a tax collection action against L&P Brazil in the amount of $2.0, under Sorocaba Judicial District Court, Case No. 3005528-50.2013.8.26.0602. L&P Brazil has denied all allegations.
L&P Brazil also received a Notice of Tax Assessment and Imposition of a Fine from the State of São Paulo dated March 27, 2014, under Procedure Number 4.038.746-0 against L&P Brazil in the amount of $0.9 for the tax years January 2011 through August 2012 regarding the same subject matter (i.e. the correct tax rate for the collection and payment of value-added tax on mattress innerspring units). L&P filed its response denying the allegations. After the first and second administrative levels denied L&P Brazil’s defenses, L&P Brazil filed an appeal to the third administrative level on August 6, 2015. On June 9, 2016, L&P Brazil filed an annulment action, Case No. 1019825-91.2016.8.26.0602, in the Sorocaba State Court, to allow transfer of the the previously deposited cash amount of $1.1 to a judicial account, and to annul the entire $1.2 assessment (updated with interest through the close of the administrative procedures).
State of Minas Gerais, Brazil Cases. On December 18, 2012, the State of Minas Gerais, Brazil issued a tax assessment to L&P Brazil relating to L&P Brazil's classifications of innersprings for the collection and payment of value-added tax on the sale of mattress innersprings in Minas Gerais from March 2008 through August 2012 in the amount of $.6, under PTA Case No. 01.000.182756-62. L&P Brazil filed its response denying any violation. After the first and second administrative levels ruled against us, the case is now proceeding judicially under Case No. 0003673-61.2014.8.13.0878 in Camanducaia Judicial District Court. L&P Brazil filed its response denying the assessments on June 5, 2014.

Exhibit 99.4

Accruals and Reasonably Possible Losses in Excess of Accruals
Accruals for Probable Losses
Although the Company denies liability in all threatened or pending litigation proceedings in which it is or may be a party and believes that it has valid bases to contest all claims threatened or made against it, we have recorded a litigation contingency accrual for our reasonable estimate of probable loss for pending and threatened litigation proceedings, in aggregate, as follows:

	Twelve Months Ended December 31,
	2016	2015	2014
Litigation contingency accrual - Beginning of period	$8.1	$83.9	$3.7
Adjustment to accruals - expense (income) - Continuing operations	7.1	5.7	56.8
Adjustment to accruals - expense (income) - Discontinued operations	2.0	.7	35.4
Cash payments	(14.0)	(82.2)	(12.0)
Litigation contingency accrual - End of period	$3.2	$8.1	$83.9

A large percentage of the accruals and cash payments in the table above are related to antitrust proceedings. The above litigation contingency accrual does not include accrued expenses related to worker's compensation, automobile, product and general liability claims, taxation issues and environmental matters, some of which may contain a portion of litigation expense. However, any litigation expense associated with these categories is not anticipated to have a material effect on our financial condition, results of operations or cash flows. For more information regarding accrued expenses, see Note H on page 27.
We have relied on several facts and circumstances to conclude that some loss is probable with respect to certain proceedings and matters, and to arrive at a reasonable estimate of loss or range of loss and record the accruals, including: the maturation of the pending proceedings and matters; our experience in settlement negotiations and mediation; comparative settlements of other companies in similar proceedings; discovery becoming substantially complete in certain proceedings; certain quantitative metrics used to value probable loss contingencies; and our willingness to settle certain proceedings to forgo the cost and risk of litigation and distraction to our senior executives.
Reasonably Possible Losses in Excess of Accruals
Although there are a number of uncertainties and potential outcomes associated with all of our pending or threatened litigation proceedings, we believe, based on current known facts, that additional losses, if any, are not expected to materially affect our consolidated financial position, results of operations or cash flows. However, based upon current known facts, as of December 31, 2016, aggregate reasonably possible (but not probable, and therefore not recorded) losses in excess of the accruals noted above are estimated to be approximately $26, including approximately $21 for Brazilian VAT matters disclosed above and $5 for other matters. If our assumptions or analyses regarding these contingencies are incorrect, or if facts change, we could realize loss in excess of the recorded accruals, and even greater than our estimate of reasonably possible losses in excess of recorded accruals.

Exhibit 99.4

 Leggett & Platt, Incorporated
Quarterly Summary of Earnings
 (Unaudited)
(Dollar amounts in millions, except per share data)

Year ended December 31	First [3]	Second [1,4]	Third	Fourth [2,5]	Total
2016
Net sales	$938.4	$958.9	$948.9	$903.7	$3,749.9
Gross profit	233.6	234.0	227.4	204.2	899.2
Earnings from continuing operations before income taxes	118.7	137.2	121.2	110.0	487.1
Earnings from continuing operations	$91.0	$99.5	$93.6	$83.0	$367.1
Earnings (loss) from discontinued operations, net of tax	.1	20.3	—	(1.3)	19.1
Net earnings	91.1	119.8	93.6	81.7	386.2
(Earnings) attributable to noncontrolling interest, net of tax	(1.6)	1.4	(.1)	(.1)	(.4)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$89.5	$121.2	$93.5	$81.6	$385.8
Earnings per share from continuing operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$.64	$.73	$.68	$.61	$2.66
Diluted	$.63	$.72	$.67	$.60	$2.62
Earnings (loss) per share from discontinued operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$—	$.15	$—	$(.01)	$.14
Diluted	$—	$.15	$—	$(.01)	$.14
Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$.64	$.88	$.68	$.60	$2.80
Diluted	$.63	$.87	$.67	$.59	$2.76
2015
Net sales	$966.2	$997.3	$1,009.1	$944.6	$3,917.2
Gross profit	217.8	230.7	241.1	233.6	923.2
Earnings from continuing operations before income taxes	102.0	109.0	132.3	106.5	449.8
Earnings from continuing operations	$73.3	$76.7	$96.2	$81.8	$328.0
Earnings (loss) from discontinued operations, net of tax	(.5)	1.8	(.1)	—	1.2
Net earnings (loss)	72.8	78.5	96.1	81.8	329.2
(Earnings) attributable to noncontrolling interest, net of tax	(1.1)	(.8)	(.9)	(1.3)	(4.1)
Net earnings (loss) attributable to Leggett & Platt, Inc. common shareholders	$71.7	$77.7	$95.2	$80.5	$325.1
Earnings per share from continuing operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$.51	$.54	$.68	$.57	$2.30
Diluted	$.50	$.53	$.67	$.57	$2.27
Earnings (loss) per share from discontinued operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$—	$.01	$—	$—	$.01
Diluted	$—	$.01	$—	$—	$.01
Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$.51	$.55	$.68	$.57	$2.31
Diluted	$.50	$.54	$.67	$.57	$2.28

All below amounts are shown pretax.

1.
Second quarter 2016 Earnings from continuing operations include a gain of $7 associated with litigation accruals (Note S); $11 gain associated with the sale of a business; and a $4 charge from CVP impairment (Note C)

2.	Fourth quarter 2016 Earnings from continuing operations include $16 associated with the gain on sale of a business

3.	First quarter 2015 Earnings from continuing operations include impairment charges of $6 from our steel tubing operation. (Note C)

4.	Second quarter 2015 Earnings from continuing operations include charges of $2 associated with litigation accruals. Discontinued operations includes $1 in litigation accruals (Note S)

5.	Fourth quarter 2015 Earnings from continuing operations include a $12 charge associated with a lump sum pension buyout and $4 in charges associated with litigation accruals (Note L and Note S)

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
(Amounts in millions)

Column A	Column B	Column C	Column D		Column E
Description	Balance at Beginning of Period	Additions Charged to Cost and Expenses	Deductions		Balance at End of Period
Year ended December 31, 2016
Allowance for doubtful receivables	$9.9	$1.6	$4.1	(1)	$7.4
Excess and obsolete inventory reserve, LIFO basis	$24.7	$8.9	$6.5		$27.1
Tax valuation allowance	$26.6	$.8	$4.5		$22.9

Year ended December 31, 2015
Allowance for doubtful receivables	$17.2	$2.6	$9.9	(1)	$9.9
Excess and obsolete inventory reserve, LIFO basis	$21.9	$9.8	$7.0		$24.7
Tax valuation allowance	$27.1	$(.4)	$.1		$26.6

Year ended December 31, 2014
Allowance for doubtful receivables	$17.6	$4.9	$5.3	(1)	$17.2
Excess and obsolete inventory reserve, LIFO basis	$21.9	$10.0	$10.0		$21.9
Tax valuation allowance	$25.4	$1.0	$(.7)		$27.1

(1)	Uncollectible accounts charged off, net of recoveries.